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                            ASSET PURCHASE AGREEMENT



This Asset Purchase Agreement (the "Agreement") is entered into as of November 28, 2001 by and among Plexus Corp., a Wisconsin corporation (the "Buyer"), MCMS, Inc., a Delaware corporation ("MCMS"), MCMS Customer Services, Inc., an Idaho corporation ("MCMS Customer Services"), MCMS International, Inc., a British Virgin Islands corporation ("MCMS International"), MCMS Electronics (Xiamen) Co., Ltd. a China corporation ("MCMS China"), and M.C.M.S. Sdn. Bhd., a Malaysia corporation ("MCMS Malaysia"). MCMS and MCMS Customer Services are referred to collectively herein as the "Sellers." MCMS International, MCMS China and MCMS Malaysia are referred to collectively as the "Foreign Entities." The Buyer, the Sellers and the Foreign Entities are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:

WHEREAS, on or about September 18, 2001 (the "Filing Date"), the Sellers and MCMS Holdings, LLC, an Idaho limited liability company ("MCMS Holdings", and, together with the Sellers, collectively, the "U.S. Entities") each filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (the "Bankruptcy Case(s)" or "Chapter 11 Cases(s)", as appropriate);

WHEREAS, the U.S. Entities intend to seek an order of the Bankruptcy Court approving this Agreement and authorizing the Sellers to consummate the transactions contemplated hereby;

WHEREAS, subject to approval of the Bankruptcy Court, the Sellers desire to sell, transfer and assign to the Buyer and the Buyer desires to purchase and acquire from the Sellers all of the Sellers' assets (other than certain excluded assets) free and clear of all liens, claims, encumbrances, liabilities and other obligations and interests, and, in connection with such purchase and acquisition, the Buyer desires to assume certain obligations and liabilities of the Sellers, all in accordance with the terms and condition set forth herein; and

WHEREAS, certain capitalized terms used herein have the meanings set forth in
Article X of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and with the intent to be bound, the Parties agree as follows.

                                   ARTICLE I

                                  THE PURCHASE

         1.1 Purchase and Sale of Acquired Assets.


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                  (a) Upon and subject to the terms and conditions of this
Agreement, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Buyer as a good faith purchaser for value within the meaning of Section 363(m) of the Bankruptcy Code and free and clear of all liens, claims, encumbrances and interests, at the Closing, for the aggregate consideration specified below in this Article I, all of the Sellers' right, title and interest in and to all of the tangible and intangible assets of the Sellers (other than the Excluded Assets) existing as of the Closing regardless of whether such assets existed prior to the commencement of Sellers' Chapter 11 Cases or arose thereafter (collectively, the "Acquired Assets", it being acknowledged and agreed that the Buyer shall have the right in its sole discretion from time to time prior to the Closing to identify and designate any of such Acquired Assets as Excluded Assets), including, without limitation:

                           (i) (A) all inventory, raw materials, work in
process, supplies, parts, packaging materials, and accessories of the Sellers and the Subsidiaries (the "Inventory") to the extent such Inventory is Quality Inventory; and

                               (B) Inventory, other than Quality Inventory or
Obsolete Inventory, to the extent such Inventory relates to a customer that prior to the Closing (1) has not notified any of the Parties of its intention to disengage as a customer of the Sellers (or the Buyer after the Closing) and (2) has supplied a forecast demonstrating demand for products after the Closing (other than for repairs), which shall exclude any Inventory relating to Cisco Systems, Inc. and any affiliates thereof (collectively, "Cisco" and such Inventory, the "Cisco Inventory"), Nokia Corp. and any affiliates thereof (collectively, "Nokia" and such Inventory, the "Nokia Inventory") or AT&T Wireless Services, Inc. and any affiliates thereof (collectively, "ATT" and such Inventory the "ATT Inventory") and (3) the value of which does not exceed five million dollars ($5,000,000) in the aggregate, which value shall be calculated at the acquisition cost of such Inventory by the Sellers or the Subsidiaries, as applicable (such Inventory actually acquired by the Buyer being the "Non-Quality Inventory");

                           (ii) all personal property and interests, including
but not limited to machinery, equipment, tooling, dies, jigs, spare parts and supplies (including expendable tooling), furniture, fixtures, leasehold improvements, motor vehicles and those items set forth on the fixed asset property listing provided by Sellers to the Buyer which is set forth as Schedule 1.1(a)(ii) hereto;

                           (iii) all (A) patents, patent applications, patent
disclosures, all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations and other industrial property rights acquired or available under the laws of any jurisdiction, (B) trademarks, service marks, trade dress, logos, tradenames and corporate names and registrations and applications for registration thereof together with related goodwill, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, (including without limitation, source code, object code, interpreted code, Java byte code, firmware, middleware, programs, utilities, languages, subroutines or routines), data, databases, compilations, documentation, data processing systems, networks and network systems, website and other Internet and webcentric systems and properties, domain names, content contained on any Internet

                                      -2-
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or intranet site, and descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (F) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, including, without limitation, all membership lists and databases and related information and profiles (which include all website and other content whether published by the members or otherwise), and internet domain names (G) other proprietary rights relating to any of the foregoing (including, without limitation, remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (H) copies and tangible embodiments thereof (collectively, "Intellectual Property"), subject to the limitations on the transferability of certain patent licenses under the Bankruptcy Code. Included within the definition of "Intellectual Property" are the items set forth in the listing on Schedule 1.1(a)(iii) (the "Intellectual Property Listing");

                           (iv) all rights under all executory contracts and
unexpired leases, including leaseholds and subleaseholds in real property (and easements, rights-of-way and other appurtenants thereto) of the Sellers (the "Leased Real Property"), that are listed on Schedule 1.1(a)(iv)(A) hereto, as such schedule hereafter may be supplemented or otherwise modified by the Buyer at or prior to the Closing pursuant to Section 4.4(c) and all contract rights therein, except for such contracts that are no longer in effect in accordance with their terms and such contracts that are listed on Schedule 1.1(a)(iv)(B) hereto (collectively, the "Assigned Contracts and Leases");

                           (v) all real property (and easements, rights-of-way,
private electric supply agreements and other appurtenants or rights thereto or in connection therewith) owned by the Sellers or any Subsidiary, including but not limited to the property set forth on Schedule 1.1(a)(v) hereto (the "Owned Real Property");

                           (vi) (A) all rights, claims, and causes of action
against Buyer or any subsidiary thereof, except for such rights and causes of action of the Sellers relating to this Agreement, the Ancillary Agreements or the transaction contemplated hereby or thereby, (B) all avoidance claims or comparable non-bankruptcy fraudulent transfer causes of action against any party with which the Buyer has (or may have as a result of the transactions contemplated by this Agreement) a business relationship (including but not limited to under ss.ss.544, 547, 548 or 549 of the Bankruptcy Code) other than any such claims or causes of action (i) referenced in Section 1.1(b)(ix) as Excluded Assets or (ii) that relate to Excluded Assets and (C) all claims and causes of action against any third party relating to any Intellectual Property including, without limitation, rights under confidentiality or assignment of invention agreements and any such claims for past, present or future infringement;

                           (vii) other than those solely related to the Belgian
Entities or the Mexican Entities, all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity"),

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including, without limitation, those relating to the Leased Real Property and the Owned Real Property (collectively, "Permits"), to the extent such Permits are transferable;

                           (viii) except as excluded in Section 1.1(b)(viii)
below, all books, records, files, documents, correspondence, lists, engineering drawings or specifications, product testing procedures and test results, manufacturing and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials in whatever format relating to the items of Acquired Assets listed in clauses (i) through (vii) above or in clauses (ix) and (x) below, including, without limitation, any and all books, records or other documentation relating to any and all undertakings, testing or compliance (or lack thereof) with ISO certifications with respect to the Acquired Assets and any and all original (or if the original cannot be located, then a copy thereof) files, applications, assignments and other documentation relating to the prosecution and/or maintenance of any Intellectual Property, provided that to the extent any of the foregoing are necessary for the Buyer to get the benefit of any Acquired Asset or Assigned Contracts and Leases, the Acquired Assets shall include any and all originals and copies thereof;

                           (ix) the accounts receivable of the Sellers,
excluding any accounts receivable relating to Cisco, Nokia or ATT (collectively, the "Cisco/Nokia/ATT Accounts Receivable") and excluding any Foreign Entity Inter-Company Payables (as defined in Section 1.4(b)(iv)), that are valid receivables arising out of the sales of inventory or services not earlier than 45 days prior to the Closing and in the ordinary course of business subject to no setoffs or counterclaims (other than the Assumed Payables), subject to the limitations set forth in Section 1.6(b)(iii) and subject to the proviso on
Schedule 1.1(a)(ix) (as so determined, the "Included Receivables");

                           (x) the prepaid expenses and other current assets of
the Sellers of the type described in Schedule 1.1(a)(x) attached hereto relating to the Acquired Assets (the "Included Current Assets");

                           (xi) any and all capital stock or other ownership
interests of the Sellers in MCMS International and, thereby, indirectly MCMS China and MCMS Malaysia (for the avoidance of doubt, the Buyer is not directly purchasing the stock of MCMS Malaysia or MCMS China); and

                           (xii) all of the Sellers' rights in, to and under all
nondisclosure and confidentiality agreements between the Sellers (or any affiliates) and any employees of the Sellers (or any affiliates).

                  (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the following assets (collectively, the "Excluded Assets"):

                           (i) the corporate charter, qualifications to conduct
business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Sellers;

                           (ii) any of the rights of the Sellers under this
Agreement or the Ancillary Agreements (for purposes of this Agreement, "Ancillary Agreements" shall mean the Escrow Agreement, bill of sale, assignment agreements and other instruments of conveyance referred to in Section 1.5(b)(v), and the instrument of assumption and other instruments referred to in Section 1.5(b)(vi));

                           (iii) any rights of the Sellers under any order of
the Bankruptcy Court relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby;

                           (iv) (A) all cash, cash equivalents of the Sellers or
similar type investments, uncollected checks, marketable securities, investments, deposits, bank accounts of the Sellers, and (B) all trade and other accounts receivable, notes receivable and any other right to receive payment of the Sellers from any other party to the extent that it arises from the sale of goods or the provision of services earned prior to the Closing except for the Included Receivables (the "Retained Receivables");

                           (v) any and all capital stock or other ownership
interests owned by the Sellers in any direct Subsidiary thereof (other than the ownership interests of MCMS in MCMS International), including without limitation, the Belgian Entities and, reflecting the transactions contemplated by Section 5.1(o) of this Agreement, the Mexican Entities;

                           (vi) all of the Sellers' right, title and interest
in, to and under the assets, properties and business, of every kind and description, real, personal or mixed, tangible or intangible, and owned, held or used solely in the conduct of the business of MCMS Netherlands, B.V., MCMS Holdings, LLC and MCMS Belgium, SPRL (the "Belgian Entities") and/or in the conduct of the business of MCMS Asia Pacific Pte Ltd., MCMS Singapore Pte Ltd. and MCMS de Mexico, S de RL de CV (the "Mexican Entities"), except, with respect to the Mexican Entities, such inventory and receivables to be transferred to Buyer as provided in Schedule 1.1(a)(ix);

                           (vii) all rights under all executory contracts and
unexpired leases that are listed on Schedule 1.1(a)(iv)(B) and that are not listed on Schedule 1.1(a)(iv)(A) attached hereto, as such Schedule 1.1(a)(iv)(A) hereafter may be supplemented or otherwise modified by the Buyer in its sole discretion at or prior to the Closing (it being understood that no contracts or leases listed on Schedule 1.1(a)(iv)(B) shall become part of Schedule 1.1(a)(iv)(A);

                           (viii) (A) all originals and copies of all books,
records, files, papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and (B) the items set forth in Section 1.1(a)(viii) above to the extent they relate solely to the Excluded Assets, the Retained Liabilities or the Retained Receivables, or, except in the case of Intellectual Property files with respect to non-infringement opinions, are the subject of attorney-client privilege between the Sellers and their attorneys (the Sellers specifically reserving and not waiving any and all such attorney-client privileges, and the Sellers reserving the right to retain a copy of any other items set forth in Section 1.1
(a)(viii) above to the extent they relate, but do not relate solely, to the Excluded Assets or the Retained Liabilities); and

                           (ix) all rights, claims, causes of action and
interests of MCMS in and to the litigations set forth on Schedule 1.1(b)(ix) attached hereto and all rights, claims and causes of action arising under contracts and agreements under which any of such litigation arose;

                           (x) all rights demands, actions and causes of action
that the Sellers may have against any third party that are not specifically identified as Acquired Assets;

                           (xi) all of the Sellers' rights in and to any of the
Sellers' tax assets (including, without limitation, all refunds, credits or claims for refunds or credits relating to the payment of taxes attributable to any period ending on or before the Closing Date or any period beginning before the Closing Date and ending after the Closing Date, but only with respect to that period up to and including the Closing Date);

                           (xii) any records (including accounting records)
related to taxes paid or payable by the Sellers and all financial and tax records relating to the business conducted by the Sellers that form part of the Sellers' general ledger;

                           (xiii) any insurance policy, insurance claims and
proceeds not relating to the Acquired Assets;

                           (xiv) prepaid assets, including prepayments on
insurance and maintenance agreements, not relating to the Acquired Assets;

                           (xv) Inventory (including the Cisco Inventory, the
Nokia Inventory, the ATT Inventory and the Obsolete Inventory) that is not Quality Inventory or Non-Quality Inventory;

                           (xvi) all assets specifically described in Section
1.1(a) as being assets that are not Acquired Assets;

                           (xvii) all credits of the Sellers with suppliers; and

                           (xviii) the other assets specifically set forth on
Schedule 1.1(b)(xviii) attached hereto.

         1.2 Assumption of Liabilities.

                  (a) Upon and subject to the terms and conditions of this Agreement (including but not limited to the Sellers' satisfaction of its assumption and assignment obligations with respect to the Assigned Contracts and Leases pursuant to Section 4.4(c) and the condition set forth in Section 5.1(b)), the Buyer shall assume and become responsible for, from and after the Closing (collectively, the "Assumed Liabilities"):

                           (i) all obligations of the Sellers arising from and
after the Closing under the Assigned Contracts and Leases; provided, however, that with respect to the liability of Buyer for warranties on parts and labor, Buyer shall assume the unexpired portion of such liability on goods sold prior to the Closing Date by Sellers to customers who are continuing customers of the Buyer (the "Assumed Warranty Obligations");

                           (ii) all accepted orders from customers of the
Sellers (excluding orders relating to the Belgian Entities, the Mexican Entities, Cisco, Nokia or ATT) and all the purchase orders of the Sellers (excluding orders relating to the Belgian Entities, the Mexican Entities, Cisco, Nokia and ATT) issued in the ordinary course of business;

                           (iii) the customer accounts payable of the Sellers
(other than to any affiliates thereof) solely relating to customers that will be continuing customers of the Buyer (the "Assumed Payables");

                           (iv) liabilities arising after the Closing out of the
ownership and operation of the Acquired Assets after the Closing, including, without limitation, liability for personal injury of customers or employees;

                           (v) liabilities related to the termination of
employment after the Closing of any Continuing Employee, including, but not limited to any liability arising under the WARN Act;

                           (vi) liabilities related to earned but unpaid salary,
payroll and related taxes and accrued but unpaid vacation and sick days (collectively, the "Accrued Employee Liabilities"), of active employees of the Sellers employed by the Buyer ("Continuing Employees") and, whether or not accrued, any obligations under Section 4980B of the Internal Revenue Code to provide continuation of group medical coverage with respect to any Continuing Employee or other qualified beneficiary of any such Continuing Employee that occur after the Closing;

                           (vii) the liabilities and obligations to make certain
specified payments in respect of the Retention Plan, the MCMS Plan and the Executive Employment Agreements up to the maximum aggregate amount of $3,700,000, subject to the terms of Section 1.4(c)(ii) and Section 1.8 hereof (the Assumed Liabilities described in clauses (v) through this clause (vii) collectively, the "Assumed Employee Liabilities");

                           (viii) all liabilities and obligations relating to
the Continuing Employees arising after the Closing Date as set forth in the Buyer's Plans; and

                           (ix) all liabilities and obligations for taxes that
the Buyer is liable for pursuant to Section 6.6(b).

                  (b) The Buyer shall not assume or otherwise become responsible for, and the Sellers shall remain liable for, any and all liabilities or obligations (including but not limited to "claims" as defined under ss.101(5) of the Bankruptcy Code) of the Sellers which are not Assumed Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) (collectively, the "Retained Liabilities"). The Sellers agree that the Retained Liabilities shall constitute claims and alleged claims in the Sellers' Bankruptcy Cases; provided, however, that nothing herein shall grant or create any rights in favor of the holders of Retained Liabilities or create any priority to right of payment. It is expressly understood and agreed that the Parties intend that the Buyer shall not be considered to be a successor to the Sellers by reason of any theory of law or equity and that the Buyer shall have no liability except as expressly provided in this Agreement for any liability of the Sellers. The Retained Liabilities shall include, without limitation, the following (for purposes of the following clauses, the term "Sellers" shall include the Sellers and each of its direct and indirect subsidiaries):

                           (i) all liabilities and obligations of the Sellers
for any federal, state, foreign local or other taxes other than any liabilities and obligations for taxes that the Buyer is liable for pursuant to Section 6.6(b);

                           (ii) all liabilities and obligations of the Sellers
for costs and expenses incurred by the Sellers in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

                           (iii) all liabilities and obligations of the Sellers
under this Agreement or the Ancillary Agreements, or under the Prior Agreement;

                           (iv) all liabilities and obligations of the Sellers
under any agreements, contracts, leases or licenses which are not Assumed Liabilities;

                           (v) all liabilities and obligations of the Sellers
relating to the design, manufacture, sale or distribution of products or the provision of services, including, without limitation, claims for infringement, product liability, customer support claims, or claims for repair, replacement or return of products manufactured or sold or distributed by the Sellers prior to the Closing (but excluding any of the foregoing liabilities or obligations arising from the sale by the Buyer after the Closing of Acquired Assets consisting of products produced by the Sellers, and excluding the Assumed Warranty Obligations);

                           (vi) all liabilities and obligations of the Sellers
arising out of events, conduct or conditions to the extent existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation, any judgment, decree or order of any Governmental Entity, or any Permit;

                           (vii) all liabilities and obligations of the Sellers
related directly or indirectly to the environmental condition (and any adverse consequences arising therefrom) or operation of the facilities located on the Owned Real Property or pursuant to the Leases (the "Facilities") under applicable Environmental Laws, equipment and properties owned, leased or operated by the Sellers (including but not limited to on- and off-site liabilities and liabilities associated with the transportation or migration of hazardous substances or environmental contaminants to an offsite location) or arising out of events, conduct or conditions occurring prior to the Closing, regardless of whether such condition or operation constitutes a violation of, or non-compliance with, any Environmental Laws; provided, however, that to the extent that the amount of any such liabilities or obligations with respect to the environmental condition or operations of the Facilities which is known to the Buyer is increased as a result of the Buyer's operations of the Facilities occurring after the Closing, such increased amount of such liabilities or obligations shall not be a Retained Liability;

                           (viii) except for the Assumed Employee Liabilities,
(A) all liabilities and obligations of the Sellers to pay any wages, compensation, bonus, incentives, accrued salary,


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

accrued vacation, sick pay or severance benefits, or unemployment compensation, employee welfare or pension benefits, in each case to any current or former employee, agent, consultant, advisor or independent contractor of the Sellers,
(B) all liabilities and obligations resulting from the termination of employment of employees of the Sellers that arose under any federal, state, local or foreign law or regulation or under any employee benefit plan established or maintained by the Sellers and (C) all liabilities and obligations of the Sellers with respect to any stock option plans or other equity benefit programs;

                           (ix) all liabilities and obligations of the Sellers
for injury to or death of persons or damage to or destruction of property arising out of events, conduct or conditions to the extent occurring prior to the Closing (except for obligations with respect to parts and labor as part of Assumed Warranty Obligations);

                           (x) all liabilities and obligations of the Sellers
for medical, dental and disability (both long-term and short-term) benefits, whether insured or self-insured, owed to employees or former employees of the Sellers;

                           (xi) all liabilities and obligations of the Sellers
and each ERISA affiliate arising out of or with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) or other employee benefit plan, including but not limited to any Section 401(k) benefits or matching contribution obligations;

                           (xii) all liabilities and obligations of the Sellers
arising out of any claim, suit, action, arbitration, proceeding, investigation or other similar matter which commenced prior to the Closing or relates to the ownership of the Acquired Assets or the operation of the business of the Sellers on or prior to the Closing;

                           (xiii) except for Assumed Liabilities, all
liabilities and obligations of the Sellers for any claims and administrative or other expenses of whatever kind or nature, arising prior or subsequent to the commencement of the Bankruptcy Case, whether or not asserted;

                           (xiv) all liabilities and obligations of the Sellers,
or any of their officers, directors or employees (in such capacities) to any person or entity as a shareholder of the Sellers, including, without limitation, in connection with any pending, threatened or future shareholder lawsuit; and

                           (xv) all liabilities and obligations of the Sellers
for trade debt (except for the Assumed Payables), borrowed money or other indebtedness, including, without limitation, in connection with all notes, bonds or other instruments or documents issued by the Sellers.

         1.3 Purchase Price; Deposit.

                  (a) The aggregate transaction consideration to be paid by the Buyer to the Sellers in respect of the Acquired Assets shall consist of (i) the Purchase Price (as defined below), which shall be paid in cash as provided in this Article I and (ii) the Buyer's assumption of the Assumed Liabilities. The "Purchase Price" shall be equal to the Preliminary Purchase Price, as adjusted in accordance with Sections 1.4, 1.6 and 1.6A. The Parties have agreed that the Preliminary

Purchase Price shall equal Forty-Five Million Dollars ($45,000,000) less (i) an amount, up to $600,000, determined in accordance with Schedule 1.3A on the date that is one day prior to the Closing Date, less (ii) $200,000 which represents the amount of warranty reserves credited to Buyer for the Assumed Warranty Obligations, less (iii) an amount equal to the aggregate sum of the value of any material equipment that is the subject of any of the Assigned Contracts and Leases (including, without limitation, any debt or lease financing) and which cannot be located and provided to the Buyer at Closing, as reasonably determined by the Buyer and the Sellers on the date that is one day prior to the Closing Date, less (iv) the costs of the Foreign Entities Audit, up to the maximum amount of $100,000, but only to the extent that the Sellers have not paid for the costs of the Foreign Entities Audit prior to the Closing, less (v) an amount determined in accordance with Schedule 1.3B. For the purposes of clause (iii) of the preceding sentence, the "value" of such equipment that cannot be located shall equal, with respect to owned equipment, the then current replacement cost of such equipment or, with respect to leased equipment, the cost to replace such leased equipment in accordance with the terms of the applicable lease.

                  (b) The Buyer has delivered to an escrow agent pursuant to the Bidding Order $2,000,000 in cash by wire transfer of immediately available funds (the "Deposit"), which Deposit shall be held by the Escrow Agent as an earnest money deposit in accordance with an escrow agreement, in form and substance reasonably satisfactory to the Parties, among the Sellers, the Buyer and the Escrow Agent. The Deposit shall be (i) retained by the Sellers pursuant to
Section 1.5(b)(iii) if the Closing takes place or, in accordance with Section 7.2, if this Agreement is terminated by the Sellers pursuant to Section 7.1(b) hereto, or (ii) returned to the Buyer in accordance with Section 7.2 if this Agreement is terminated by the Sellers or the Buyer for any reason other than by the Sellers pursuant to Section 7.1(b).

         1.4 Estimated Purchase Price Adjustments; Escrow Amount.

                  (a) No later than five (5) business days (but in no event earlier than ten (10) business days) prior to the Closing, the Buyer and the Sellers shall in good faith jointly prepare, based on the books and records of the Sellers and their Subsidiaries and, where applicable, with respect to all United States assets and operations, in accordance with U.S. GAAP applied on a consistent basis with the Financial Statements and the balance sheets of the Foreign Entities, a certificate (the "Estimated Amounts Certificate") setting forth in reasonable detail the calculations as of the date of such certificate of the following: (i) the total amount of Accrued Employee Liabilities; (ii) the total amount of the Assumed Payables; (iii) the total amount of Included Current Assets; (iv) the total amount of the Foreign Entities Net Current Assets; (v) the total amount of Included Receivables; (vi) the total amount of Quality Inventory (as defined below); and (vii) the total amount of the Non-Quality Inventory. For purposes of calculating the Estimated Amounts Certificate, all references to the "Closing Date" in the definitions of capitalized terms used in the preceding sentence shall mean the date of the Estimated Amounts Certificate.

                  (b) The "Estimated Purchase Price Adjustment" shall be an amount equal to the sum of:

                           (i) seven hundred fifty thousand dollars ($750,000);
plus

                           (ii) (A) twenty million dollars ($20,000,000) (the
"Net Working Capital Target"); minus

                                (B) the sum of the following (each of which
shall, subject to subsection (v) below, be as set forth on the Estimated Amounts Certificate):

                                    (1) the Included Receivables; plus
                                    (2) the Quality Inventory (as defined
                                        below); plus
                                    (3) twenty percent (20%) of the total value
                                        of the Non-Quality Inventory; plus
                                    (4) the Included Current Assets; plus
                                    (5) the Foreign Entities Net Current Assets,
                                        minus
                                    (6) the Accrued Employee Liabilities; minus
                                    (7) the Assumed Payables; minus
                                    (8) the Cancellation Fees.

                           (iii) For purposes hereof, "Quality Inventory" shall
mean Inventory (excluding the Cisco Inventory, the Nokia Inventory and the ATT Inventory and Inventory held at or for use in the Belgian Entities or the Mexican Entities, except as further provided in Schedule 1.1(a)(ix)), valued at the Sellers' or the Subsidiaries', as applicable, (A) the Imputed Inventory Value with respect to raw materials, (B) the Imputed Inventory Value for the raw material portion, plus 50% of the transformation costs, with respect to Work in Process or (C) the Imputed Inventory Value for the raw material portion, plus 100% of the transformation costs, with respect to finished goods if and to the extent such Inventory meets the appropriate following criterion:

                                    (1) as to raw material, it is to be used in
                                        product (x) to be manufactured or
                                        shipped pursuant to valid customer
                                        purchase orders or orders placed under
                                        Assigned Contracts and Leases placed
                                        prior to the Closing with the Sellers or Foreign Entities, or (y) to be manufactured and shipped within 180 days of the Closing based upon demand forecasts supplied prior to the Closing by customers that are party to contracts that are Assigned Contracts and Leases or otherwise have previously established an ongoing customer relationship with the Sellers or Foreign Entities;

                                    (2) as to Work in Process or finished goods,
                                        it was produced pursuant to
                                        manufacturing orders dated (i.e., the
                                        transformation from raw materials began) not more than 60 days prior to the Closing;

all as calculated in accordance with the methodology currently used by the Sellers and as determined by the Buyer in its sole but reasonable discretion. In exercising its discretion and making such determination, the Buyer shall discuss with customers supplying such demand forecasts the basis for such forecasts and shall take into account the accuracy of prior forecasts provided by such customers as compared to products actually shipped.

                           (iv) For purposes hereof, the term "Foreign Entity
Net Current Assets" shall mean the difference between (A) the sum of cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets of the Foreign Entities and (B) the sum of the accrued expenses, deferred revenue, trade payables and taxes (direct or indirect) due, of the Foreign Entities; provided that the amount of any accounts receivable owed by the Sellers or any Belgian Entity or any Mexican Entity to any Foreign Entity (the "Foreign Entity Inter-Company Receivables") and the amount of any accounts payable owed by any Foreign Entity to the Sellers, any Belgian Entity or any Mexican Entity (the "Foreign Entity Inter-Company Payables") shall be disregarded for purposes of calculating the Foreign Entities Net Current Assets.

                           (v) In the event that the amount of the Quality
Inventory as set forth on the Estimated Closing Amounts Certificate is greater than twenty million dollars ($20,000,000), then any amounts in excess of twenty million dollars ($20,000,000) shall be excluded from the amount of Quality Inventory for purposes of Section 1.4(b)(ii)(B)(2) above, such exclusion not to exceed five million dollars ($5,000,000).

                           (vi) For purposes hereof, "Work in Process" shall
mean items as to which substantial transformation has begun pursuant to customer order, and shall not include items located in a facility as to which assembly processes have not yet begun.

                           (vii) For purposes hereof, "Cancellation Fees" shall
mean any fees, penalties or other charges arising under Assigned Contracts and Leases payable as a result of cancellation prior to the Closing Date of an order for any raw materials or other items of inventory which have not yet been delivered to the Sellers to the extent such items would not be considered "Quality Inventory" if in the possession of the Sellers, but excluding (A) any such amounts included in Assumed Payables; or (B) any such amounts to the extent reflected in the calculation of Foreign Entity Net Current Assets.

                  (c) The "Escrow Amount" shall be an amount equal to the sum of:

                           (i) the Estimated Purchase Price Adjustment (to the
extent the same is a positive number);

                           (ii) $3,000,000 (which shall be applied by the Buyer
to fund the obligations under the Retention Plan, the MCMS Plan and the Executive Employment Agreements as described in Section 1.8 hereof), provided, however, that in the event that the Sellers fail to pay any portion of the Retention Plan Payment in accordance with Section 1.8 hereof, such amount shall be increased (up to the maximum amount of $3,700,000) by an amount equal to the portion of the Retention Plan Payment not so paid by the Sellers (as so increased, the "Plan Escrow Amount");

                           (iii) $2,000,000 (which shall be applied by the Buyer
to fund the indemnity obligations of the Sellers pursuant to Article VIII hereof) (the "Indemnity Escrow Amount"); and

                           (iv) an amount equal to 15% of the value of the
Quality Inventory as set forth on the Estimated Amounts Certificate (which shall be applied by the Buyer to fund the

Inventory Adjustment Amount, as provided in Section 1.6A of this Agreement (the "Inventory Escrow Amount")).

         1.5 The Closing.

                  (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Quarles & Brady LLP in Milwaukee, Wisconsin, or such other location as may be mutually agreed upon by the Parties, commencing at 9:00 a.m. Central Time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or on such other day as may be mutually agreed by the Parties (the "Closing Date"). The parties shall use their reasonable best efforts to cause January 8, 2002 to be the Closing Date.

                  (b) At the Closing:

                           (i) the Sellers shall deliver to the Buyer the
various certificates, instruments and documents referred to in Section 5.1, as well as such other certificates, instruments and documents as the Buyer may reasonably request;

                           (ii) the Buyer shall deliver to the Sellers the
various certificates, instruments and documents referred to in Section 5.2, as well as such other certificates, instruments and documents as the Sellers may reasonably request;

                           (iii) the Sellers shall deliver by wire transfer of
immediately available funds to the Escrow Agent an amount equal to the Indemnity Escrow Amount;

                           (iv) upon confirmation from the Escrow Agent that the
Sellers have delivered the Indemnity Escrow Amount, then the Buyer shall deliver to an account designated by the Sellers, by wire transfer of immediately available funds, an amount equal to the Preliminary Purchase Price (excluding adjustments pursuant to Sections 1.4 and 1.6 which are accounted for in the Escrow Amount) less (A) the Deposit (which the Parties shall instruct the Escrow Agent to deliver to the Sellers), less (B) the Estimated Purchase Price Adjustment; less (C) the Plan Escrow Amount and; less (D) the Inventory Escrow Amount.

                           (v) the Buyer shall deliver by wire transfer of
immediately available funds to an account designated by the escrow agent (the "Escrow Agent") under an escrow agreement, in form and substance reasonably satisfactory to the Parties, to be entered into among the Sellers, the Buyer and the Escrow Agent (the "Escrow Agreement"), an amount equal to the Estimated Purchase Price Adjustment, the Plan Escrow Amount and the Inventory Escrow Amount, to be held and disbursed along with the Indemnity Escrow Amount in accordance with the Escrow Agreement and Section 1.6 hereof;

                           (vi) the Sellers shall execute and deliver to the
Buyer (A) a bill of sale in form and substance to be mutually agreed upon by the Parties, (B) an assignment agreement with respect to the Assigned Contracts and Leases in form and substance to be mutually agreed upon by the Parties, (C) a warranty deed in form and substance to be mutually agreed upon by the Parties with respect to each item of Owned Real Property, together with the Title Policy; (D) stock certificate(s) representing the entire outstanding capital stock of MCMS International duly endorsed to the Buyer, together with the stock certificates representing the entire outstanding capital stock of MCMS Malaysia and MCMS China; and (E) such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of good title to the Acquired Assets;

                           (vii) the Buyer shall execute and deliver to the
Sellers an instrument of assumption in form and substance to be mutually agreed upon by the Parties and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

                           (viii) the Sellers shall deliver or cause to be
delivered to the Buyer the Approval Order;

                           (ix) the Sellers shall deliver to the Buyer a
certificate, as of a date not earlier than the day of the entry of the Approval Order, of the Clerk of the Bankruptcy Court certifying as to the absence of the filing of any stay with respect to the Approval Order, or, if a certificate to such effect is not provided by such Clerk, then a certified copy of the court docket for the Bankruptcy Case establishing to the reasonable satisfaction of the Buyer the absence of any such stay as of the Closing Date;

                           (x) the Sellers shall deliver to the Buyer patent,
trademark, service mark and/or copyright assignments (which assignments shall be prepared by the Buyer or its counsel with full cooperation of the Sellers, and the Sellers shall request their intellectual property counsel to also cooperate with the Buyer or its counsel, and such counsel shall be instructed by the Sellers to provide such cooperation) duly executed by the Sellers and, if applicable, any party to which a security interest was granted or assignment made with respect to the foregoing providing for the assignment and transfer to the Buyer of all of such entity's right, title and interest in and to all patents, copyrights, trademarks, service marks, service names, trade names or any applications therefor and any other Intellectual Property);

                           (xi) the Sellers shall deliver to the Buyer, or
otherwise put the Buyer in control of, all of the Acquired Assets of a tangible nature; and

                           (xii) the Buyer and the Sellers shall execute and
deliver to each other cross-receipts and such other instruments, documents or agreements, in form and substance reasonable acceptable to the Buyer and the Sellers, as may be necessary to effect and evidence the transactions contemplated by this Agreement.

         1.6 Post-Closing Adjustments; Release of Escrow.

                  (a) Within fifteen (15) business days after the Closing Date, the Sellers shall prepare in good faith, based on the books and records of the Sellers and the Subsidiaries and, where applicable, with respect to all United States assets and operations, in accordance with U.S. GAAP applied on a consistent basis with the Financial Statements and the balance sheets of the Foreign Entities, a certificate (such certificate, a "Closing Amounts Certificate") setting forth in reasonable detail the calculations as of the Closing Date of the following: (i) the total amounts of each of the items that are required to be set forth on the Estimated Amounts Certificate pursuant to
Section 1.4 and (ii) the differences, if any, between the total amounts of each item set forth on the Estimated Amounts Certificate and the total amounts of each corresponding item set out pursuant to clause (i) above. The Buyer shall have the opportunity to review the Closing Amounts Certificate for a period of fifteen (15) business days after the delivery thereof, together with such supporting work papers or other supporting information as may reasonably be requested by the Buyer. Within such time, the Buyer shall prepare in good faith and deliver to Sellers a Closing Amounts Certificate in accordance with the standards used by Sellers to prepare a Closing Amounts Certificate. As promptly as practicable and no later than five (5) business days from the date of the Closing Amounts Certificate delivered by Buyer, the Buyer and the Sellers shall endeavor in good faith for a period not to exceed ten (10) business days to resolve any differences (the "Differences") between each Closing Amounts Certificate. If the Parties are unable to resolve all their Differences and have not agreed in writing to extend the resolution period, the parties agree that the independent certified public accounting firm of Deloitte and Touche LLP (the "Neutral Auditor") shall be employed to resolve any Differences after the end of such ten (10) business day period or such extension of the resolution period (all such other items relating to the Closing Amounts Certificate shall be deemed to be final and binding on the Parties). Both Parties shall cooperate with the Neutral Auditor and its representatives by providing access to all relevant books and records and access at reasonable times to personnel having relevant information. The Parties shall direct the Neutral Auditor to resolve the Differences as soon as reasonably practicable, but in no event later than 30 days, and the decision of the Neutral Auditor shall be final and binding upon the Parties. Such decision may be entered thereon as an arbitration award pursuant to 9 U.S.C. ss.9 in any court of competent jurisdiction. The fees and expenses of the Neutral Auditor shall be borne 50% by the Buyer and 50% by the Sellers and the employment of the Neutral Auditor shall be deemed in the ordinary course of the Sellers' business. If the Parties resolve all of their Differences without employing the Neutral Auditor, the Parties shall, as soon as possible after such resolution, jointly prepare a final Closing Amounts Certificate that shall be deemed to be the "Final Closing Amounts Certificate." If the Neutral Auditor is employed to resolve any Differences, the Neutral Auditor shall prepare a final Closing Amounts Certificate that shall be deemed to be the "Final Closing Amounts Certificate."

                  (b) Subject to the limitations set forth in Sections 1.6(b)(ii) and 1.6(b)(iii) below, the "Purchase Price Adjustment Amount" shall be equal to:

                           (i) (A) the Net Working Capital Target; minus

                               (B) the sum of the following (each of which,
subject to subsection (ii) below, shall be as set forth on the Final Closing Amounts Certificate) (as so calculated, the "Net Working Capital"):

                                    (1) the Included Receivables; plus
                                    (2) the Quality Inventory; plus
                                    (3) twenty percent (20%) of the total value
                                        of the Non-Quality Inventory; plus
                                    (4) the Included Current Assets; plus
                                    (5) the Foreign Entities Net Current Assets,
                                        minus
                                    (6) the Accrued Employee Liabilities; minus
                                    (7) the Assumed Payables; minus

                                    (8) the Cancellation Fees.

                           (ii) In the event that the amount of the Quality
Inventory as set forth on the Final Closing Amounts Certificate is greater than twenty million dollars ($20,000,000), then any amounts in excess of twenty million dollars ($20,000,000) shall be excluded from the amount of Quality Inventory for purposes of Section 1.6(b)(i)(B)(2) above, such exclusion not to exceed five million dollars ($5,000,000).

                           (iii) In the event that the Net Working Capital
exceeds the Net Working Capital Target by an amount greater than four million dollars ($4,000,000) (any such excess over $4,000,000 being the "Excess Receivables Amount"), then certain accounts receivable of the Sellers shall be excluded from the Included Receivables, such excluded accounts receivable to be in an amount equal to the Excess Receivables Amount. In such event, the Buyer shall designate those accounts receivable of the Sellers which shall be excluded from the Included Receivables.

                  (c) The Buyer and the Sellers shall jointly instruct the Escrow Agent pursuant to the Escrow Agreement to release the Escrow Amount as follows:

                           (i) (A) Within one (1) business day following the
date the Final Closing Amounts Certificate is prepared, the Escrow Agent shall be instructed to release (1) to the Buyer, an amount equal to the Purchase Price Adjustment Amount (or so much as shall be available up to the Estimated Purchase Price Adjustment), if such amount is a positive number and (2) to the Sellers, an amount, if any, by which the Estimated Purchase Price Adjustment exceeds the Purchase Price Adjustment Amount (or so much as shall be available up to the Estimated Purchase Price Adjustment).

                               (B) In the event that the Estimated Purchase
Price Adjustment is less than the Purchase Price Adjustment Amount, then, immediately following the release by the Escrow Agent of the Purchase Price Adjustment Amount to the Buyer pursuant to Section 1.6(c)(i)(A)(1) above, the Sellers shall deliver by wire transfer of immediately available funds to an account designated by the Buyer an amount equal to the difference between the Purchase Price Adjustment Amount and the Estimated Purchase Price Adjustment. In the event that the Purchase Price Adjustment Amount is a negative number, then, immediately following the release by the Escrow Agent of the Estimated Purchase Price Adjustment to the Sellers pursuant to Section 1.6(c)(i)(A)(2) above, the Buyer shall deliver by wire transfer of immediately available funds to an account designated by the Sellers an amount equal to the absolute value of the Purchase Price Adjustment Amount. Any wire transfer required to be made pursuant to this Section 1.6(c)(i)(B) is referred to herein as the "Purchase Price Adjustment Wire";

                           (ii) the Escrow Agent shall be instructed to release
the Plan Escrow Amount as follows: (A) to the Buyer, periodically, in the amount of the payments made by Buyer pursuant to the Retention Plan, the MCMS Plan and the Executive Severance Payments, upon presentation of the evidence of such payments and (B) to the Sellers, on the fifth business day after the one year anniversary of the Closing Date, in the amount equal the difference between the Plan Escrow Amount and all amounts released to Buyer pursuant to clause (A);

                  (iii) as provided in Section 1.6A of this Agreement with respect to the Inventory Escrow Amount;

                  (iv) the Escrow Agent shall be instructed to release the Indemnity Escrow Amount as follows: (A) to the Buyer, periodically, in the amount of the indemnification obligations due to Buyer in accordance with
Article VIII of this Agreement and the terms of the Escrow Agreement and (B) to the Sellers, on the one year anniversary of the Closing Date, in the amount equal the difference between the Indemnity Escrow Amount and all amounts released to Buyer pursuant to clause (A); provided, that, if at the one year anniversary of the Closing Date, Buyer has an outstanding claim or claims for indemnification against Sellers under Article VIII of this Agreement, the date of release under this clause (B) with respect to any amounts subject to such outstanding indemnification claim(s) shall be extended until the date when such claim(s) is (are) settled and any amounts due under clause (A) have been released to the Buyer; and

                  (v) (A) In the event that the total amount of Quality Inventory set forth on the Estimated Amounts Certificate (the "Estimated Quality Inventory Amount") is greater than the total amount of Quality Inventory set forth on the Final Closing Amounts Certificate (the "Final Quality Inventory Amount"), then, within one (1) business day following the date the Final Closing Amounts Certificate is prepared, the Escrow Agent shall be instructed to release to the Sellers an amount equal to 15% of the difference between the Estimated Quality Inventory Amount and the Final Quality Inventory Amount; or

                           (B) In the event that the Estimated Quality Inventory
Amount is less than the Final Quality Inventory Amount, then, within one (1) business day following the date the Final Closing Amounts Certificate is prepared, the amounts otherwise payable to the Sellers hereunder shall be reduced by, or if there are not sufficient funds to reduce the Sellers shall deliver by wire transfer of immediately available funds to an account designated by the Escrow Agent under the Escrow Agreement, an amount equal to 15% of the difference between the Final Quality Inventory Amount and the Estimated Quality Inventory Amount, and such amount shall be added to and become part of the Inventory Escrow Amount.

         1.6A Inventory Adjustment; Release of Inventory Escrow.

                  (a) Within fifteen (15) business days after the 180 day anniversary of Closing Date (the "180 Day Anniversary"), the Buyer shall prepare in good faith, based on the books and records of the Buyer and the Foreign Entities and, where applicable, with respect to all United States assets and operations, in accordance with U.S. GAAP applied on a consistent basis with the Financial Statements and the balance sheets of the Foreign Entities, a certificate (the "Inventory Certificate") setting forth in reasonable detail the calculations, as of the 180 Day Anniversary, of the Inventory Adjustment Amount. Within fifteen (15) business days after the 180 Day Anniversary, the Buyer shall deliver to the Sellers the Inventory Certificate together with such supporting work papers or other supporting information as may reasonably be requested by the Sellers. As promptly as practicable and no later than five (5) business days from the date of the Inventory Certificate, the Buyer and the Sellers shall endeavor in good faith for a period not to exceed fifteen (15) business days to resolve any disagreement between the parties on the Inventory Certificate. If the Parties are unable to resolve all their disagreements and have not agreed in writing to extend the resolution period, the parties agree that the Neutral

Auditor shall be employed to resolve any disagreements after the end of such ten
(10) business day period or such extension of the resolution period (all such other items relating to the Inventory Certificate shall be deemed to be final and binding on the Parties). Both Parties shall cooperate with the Neutral Auditor and its representatives by providing access to all relevant books and records and access at reasonable times to personnel having relevant information. The Parties shall direct the Neutral Auditor to resolve the disagreements as soon as reasonably practicable, but in no event later than 30 days, and the decision of the Neutral Auditor shall be final and binding upon the Parties. Such decision may be entered thereon as an arbitration award pursuant to 9 U.S.C. ss.9 in any court of competent jurisdiction. The fees and expenses of the Neutral Auditor shall be borne 50% by the Buyer and 50% by the Sellers and the employment of the Neutral Auditor shall be deemed in the ordinary course of the Sellers' business. If the Parties resolve all of their disagreements without employing the Neutral Auditor, the Parties shall, as soon as possible after such resolution, jointly prepare a final Inventory Certificate that shall be deemed to be the "Final Inventory Certificate." If the Neutral Auditor is employed to resolve any Differences, the Neutral Auditor shall prepare a final Inventory Certificate that shall be deemed to be the "Final Inventory Certificate."

                  (b) The "Inventory Adjustment Amount" shall be equal to the lesser of (i) the value (determined as of the Closing Date in the same manner and amounts as used in the Final Closing Amounts Certificate) of any items of Quality Inventory which have not been shipped to customers, or returned to suppliers for full credit, on or prior to the 180 Day Anniversary; and (ii) the Inventory Escrow Amount plus interest earned thereon under the Escrow Agreement.

                  (c) Within one (1) business day following the date the Final Inventory Certificate is prepared, the Escrow Agent shall be instructed to release (1) to the Buyer, an amount equal to the Inventory Adjustment Amount, if such amount is a positive number and (2) to the Sellers, the balance.

                  (d) The Buyer shall return to the Seller any items of Inventory in respect of which such Inventory adjustment under Section 1.6A(a) is made (the "Returned Inventory"). The Sellers shall provide instructions for the delivery of the Returned Inventory within 30 days of the date the Final Inventory Certificate is prepared, and the cost of transportation shall be Sellers' obligation.

         1.7 Allocation. The Buyer and the Sellers agree that as soon as reasonably practical after the date hereof and prior to the Closing Date, the Buyer and the Sellers shall discuss the allocation of the Preliminary Purchase Price and the Assumed Liabilities among the Acquired Assets and attempt in good faith to reach agreement with respect thereto. If the Buyer and the Sellers reach agreement with respect to the allocation of the Preliminary Purchase Price and Assumed Liabilities, the Buyer and the Sellers shall make all required non-U.S., federal, state and local income tax filings consistent with such allocation (giving effect to mutually agreed upon adjustments to the allocation as a result of any adjustment to the Preliminary Purchase Price in accordance with Sections 1.4, 1.6 and 1.6A) and such allocation shall be used for all purposes (including financial accounting purposes).

         1.8 Employees. At the Closing, the Sellers shall pay certain retention obligations under the Retention Plan previously delivered to the Buyer (the "Retention Plan") to the

Continuing Employees in an amount equal to $700,000 (the "Retention Plan Payment"). Provided that Buyer is the successful bidder for the Acquired Assets, if the Seller shall fail to do so at Closing, the Buyer will pay the severance obligations under the MCMS Plan previously delivered to the Buyer (the "MCMS Plan") following the Closing in the total aggregate amount of up to $1,600,000, which shall be funded out of the Plan Escrow Amount. In the event that the Sellers fail to make any portion of the Retention Plan Payment at the Closing, the Buyer will pay such amount, which shall also be funded out of the Plan Escrow Amount. At the Closing, the Buyer shall assume and become responsible for payment of any severance or other similar compensation and benefits under the executive employment agreements set forth on Schedule 1.8 (the "Executive Employment Agreements") up to $1,400,000, which shall be paid to the employees under the Executive Employment Agreements within thirty (30) days after the Closing and which shall be funded out of the Plan Escrow Amount (the "Executive Severance Payments").

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Sellers and the Subsidiaries represent and warrant to the Buyer that the statements contained in this Article II are true and correct, except as disclosed in the schedules attached hereto (the "Schedules"). The disclosures in any Schedule shall qualify only the corresponding paragraph in this Article II unless and to the extent such disclosure is reasonably apparent on its face.

         2.1 Organization, Qualification and Corporate Power. Each of the Sellers and the Subsidiaries is duly organized and validly existing under the laws of its respective jurisdictions of organization. Attached hereto as
Schedule 2.1 is a true and correct organizational chart of MCMS and each corporation, partnership, limited liability company, joint venture or other business association or entity in which MCMS has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein or voting power thereof (excluding the Belgian Entities and the Mexican Entities, each a "Subsidiary" and collectively, the "Subsidiaries"), which chart shows as to each, among other things, its exact legal name, its jurisdiction of organization, all equity holders and their respective ownership percentages. The Sellers and the Subsidiaries are in good standing under the laws of their respective jurisdictions of organization. The Sellers and the Subsidiaries are duly qualified to conduct their respective businesses and are in good standing under the laws of each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties require such qualification except for jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The Sellers and the Subsidiaries have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

         2.2 Authority. (a) The Sellers and the Subsidiaries have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder (subject to entry of the Provision Order and the Approval Order with respect to the Sellers' obligations dependent thereon); (b) this Agreement has been duly and validly executed and delivered by the Sellers and the Subsidiaries and constitutes a valid and binding obligation of the Sellers and the Subsidiaries, enforceable against the Sellers and the Subsidiaries in accordance with its terms (subject to entry of the Provision Order and the Approval Order with respect to the Sellers' and the Subsidiaries' obligations dependent thereon), except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of laws governing specific performance, injunctive relief or other equitable remedies (collectively, the "Enforceability Exceptions"); and (c) the Ancillary Agreements, when delivered by the Sellers and the Subsidiaries at Closing, will constitute valid and binding obligations of the Sellers and the Subsidiaries, enforceable against the Sellers and the Subsidiaries in accordance with their respective terms (subject to entry of the Provision Order and the Approval Order with respect to the Sellers' obligations dependent thereon), except as such enforceability may be limited by the Enforceability Exceptions.

         2.3 Non-Contravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, except as set forth on Schedule 2.3, upon entry of the Provision Order and the Approval Order, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Sellers and the Subsidiaries, nor the consummation by the Sellers and the Subsidiaries of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter, By-laws or governing documents of the Sellers or any of the Subsidiaries, (b) require on the part of the Sellers or any Subsidiary, any filing with, or any permit, authorization, consent or approval of, any Governmental Entity or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers or the Subsidiaries, or any of their properties or assets.

         2.4 Financial Statements; Absence of Certain Changes.

                  (a) The Sellers have provided the Buyer with copies of its consolidated audited balance sheet and statement of income, changes in stockholders' equity and cash flows for the year ended August 31, 2000 and unaudited balance sheets and statements of income and cash flows for the quarters ended November 30, 2000, February 28, 2001 and May 31, 2001, as well as the audited financial statements of the Foreign Entities for the year ended August 31, 2001 (the "Foreign Entity Audit"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods covered thereby (except with respect to the Foreign Entity Audit, which has been prepared in compliance with the generally accepted accounting principals of the relevant foreign jurisdictions), fairly present in all material respects, as of the dates and for the periods indicated, the financial condition, the results of operation and cash flows of the Sellers and the Subsidiaries and are consistent with the books and records of the Sellers and the Subsidiaries.

                  (b) Except as set forth on Schedule 2.4(b), since August 31, 2001, neither the Sellers nor any Subsidiary have incurred, to their knowledge, any liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due), other than (i) the liabilities shown on the August 31, 2001 balance sheet provided to the Buyer and (ii) contractual liabilities that arise in the ordinary course of the Sellers' and the Subsidiaries' business, including with respect to frequency and amount, and that are not material to the business of the Sellers and the Subsidiaries individually and taken as a whole. There are no amounts outstanding under that certain loan agreement by and between Affin Bank Berhad (formerly known as Perwira Affin Bank Berhad) and MCMS Malaysia (the "Malaysian Loan").

                  (c) Since August 31, 2000, the Sellers and the Subsidiaries have not changed, or agreed to change, in any material respect, their accounting methods, principles or practices, except insofar as required by a generally applicable change in U.S. GAAP or as disclosed in reports and public filings of MCMS made with the United States Securities and Exchange Commission after August 31, 2000 through the date hereof (the "Public Filings").

                  (d) The Foreign Entities have duly filed all tax returns that are required to have been filed by them, and have remitted to the appropriate governmental authorities on a timely basis, and in accordance with all applicable laws, rules and regulations, all amounts collected by them for taxes, direct or indirect, including but not limited to sales taxes, value added taxes, employment taxes, withholding taxes, customs duties, taxes and imports. The Foreign Entities have made adequate provision for any amounts not yet remitted, and no governmental agency has audited, or notified any Foreign Entity that it intends to audit, any tax return.

         2.5 Ownership and Condition of Assets. The Sellers and the Subsidiaries have good title to all of the Acquired Assets and all of the material assets of the Subsidiaries free and clear of all Security Interests, except as set forth in Schedule 2.5. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, lien, claim or interest (whether arising by contract or by operation of law). Upon execution of the Ancillary Agreements by the Sellers and the Subsidiaries at the Closing, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests. The Acquired Assets and the assets of the Subsidiaries constitute all material assets and properties of the Sellers and the Subsidiaries, except for Excluded Assets, currently in use or held for use in the conduct of the Sellers' and the Subsidiaries' business.

         2.6 Intellectual Property.

                  (a) The Intellectual Property Listing (A) is a true and complete list of each patent, copyright, trademark, service mark, or tradename registration which has been issued to any of the Sellers or the Subsidiaries with respect to any of their Intellectual Property, (B) identifies each pending patent, copyright, trademark, service mark or tradename application or application for registration which any of the Sellers or the Subsidiaries has made with respect to any of their Intellectual Property, (C) identifies each unregistered trademark, service mark or tradename of any of the Sellers and the Subsidiaries and (D) identifies each license or other agreement pursuant to which any of the Sellers or the Subsidiaries has granted to any third party (i) rights to sublicense any Intellectual Property to another, (ii) rights to source code, or (iii) rights to patents, or been granted any rights by any third party with respect to any of its Intellectual Property (other than commercially available, "shrink-wrap" type software or other off the shelf materials that are paid or prepaid in full). The Sellers and the Subsidiaries own or have the right to use all Intellectual Property used in the businesses of the Sellers or the Subsidiaries utilizing the Acquired Assets or necessary for the operation of the locations relating thereto. Except to the extent the failure to own any items of Intellectual Property would not have a material effect on the ability of the Buyer to operate the Facilities after the Closing, each item of the Sellers' and the Subsidiaries' Intellectual Property will be owned or available for use by the Buyer on identical terms and conditions immediately following the Closing. The Sellers and the Subsidiaries have taken all reasonable measures to protect the proprietary nature of their Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that they own or use. The Sellers and the Subsidiaries have not granted to any third-party, and to the knowledge of the Sellers and the Subsidiaries, no other person or entity has, any rights to any of the Intellectual Property owned or used by the Sellers or the Subsidiaries (except pursuant to agreements or licenses specified in the Intellectual Property Listing), and to the knowledge of the Sellers and the Subsidiaries, no person or entity is infringing, violating or misappropriating any of the Intellectual Property except as specified in Schedule 2.6(a) attached hereto. The Sellers and the Subsidiaries have made reasonable best efforts to receive from all employees and contractors who may assert or have asserted any right in or claim to any Intellectual Property as an inventor or otherwise an invention assignment form, assigning such person's or entity's rights in the Intellectual Property to the Sellers, as appropriate.

                  (b) Except as set forth on Schedule 2.6(b) attached hereto, none of the activities or businesses presently conducted by the Sellers or the Subsidiaries violates or constitutes a misappropriation of any Intellectual Property rights of any other person or entity. Except as set forth in Schedule 2.6(b) attached hereto, the Sellers and the Subsidiaries have not received any written complaint, claim or notice alleging any infringement, violation or misappropriation of any Intellectual Property rights of any third party.

                  (c) The Sellers and the Subsidiaries have made available to the Buyer true, correct and complete copies of all the patents, copyrights, trademarks, service marks, registrations, applications, licenses and agreements (as amended to date) listed on the Intellectual Property Listing and all working files relating thereto and all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item listed on the Intellectual Property Listing. Except as set forth in the Intellectual Property Listing, with respect to each such item of Intellectual Property (i) the license, sublicense or other agreement (whether to or from the Seller and the Subsidiaries), covering such item is legal, valid, binding, enforceable and in full force and effect and (ii) to the knowledge of the Sellers and the Subsidiaries, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction.

         2.7 Contracts. The Sellers and the Subsidiaries have made available to the Buyer a true, correct and complete copy of each of the Assigned Contracts and Leases and all other material contracts of the Sellers and the Subsidiaries. With respect to each Assigned Contract and Lease: (i) the Assigned Contract or Lease is legal, valid, binding and enforceable against the Sellers, as the case may be, except as such enforceability may be limited by Enforceability Exception, and in full force and effect; (ii) except as set forth on Schedule
2.7 attached hereto, neither the Sellers nor any Subsidiary nor, to the knowledge of the Sellers and the Subsidiaries, any other party, is in breach or violation of, or default under, any such Assigned Contract or Lease (except for any overdue amounts that are prepetition claims and that will be cured by the Sellers in connection with the assumption and assignment to the Buyer), and no event has occurred, is pending or, to the knowledge of the Sellers and the Subsidiaries, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Sellers or any Subsidiary or, to the knowledge of the Sellers and the Subsidiaries, any other party under such Assigned Contract or Lease; and (iii) except as set forth on Schedule 2.7, no party to such Assigned Contract or Lease has verbally or in writing threatened to terminate such Assigned Contract or Leases, notified the Sellers or any Subsidiary of an intent to terminate such Assigned Contract or Lease or attempted to terminate such Assigned Contract or Lease.

         2.8 Litigation. Except as disclosed in Schedule 2.8 attached hereto and except for the Bankruptcy cases, there is no pending litigation, or to Sellers' and the Subsidiaries' knowledge, any litigation or investigation threatened against the Sellers or any Subsidiary which litigation or investigation could reasonably be expected to have a Material Adverse Effect.

         2.9 Legal Compliance. Except as set forth on Schedule 2.9 and except with respect to compliance with Environmental Laws (which is covered in Section 2.15), the Sellers and the Subsidiaries are conducting and have conducted their businesses in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which affects or relates to this Agreement or the transactions contemplated hereby except as would not have a Material Adverse Effect.

         2.10 Customers and Suppliers. Schedule 2.10 attached hereto sets forth a complete, true and correct listing of (a) each customer of the Sellers and the Subsidiaries that accounted for more than 5% of the consolidated revenues of the Sellers and the Subsidiaries during the last twelve (12) months and (b) each supplier that accounted for more than 5% of the purchases of materials by the Sellers and the Subsidiaries during the last twelve (12) months.

         2.11 Subsidiaries. Except as set forth in Schedule 2.11(A) attached hereto, none of the Subsidiaries of the Sellers owns any patents or patent applications or copyrights, trademarks or other material Intellectual Property. None of the Belgian Entities nor the Mexican Entities own any of the items set forth on the Intellectual Property Listing. Except as set forth on Schedule 2.11(B) attached hereto, none of MCMS International, M.C.M.S. Asia Pacific Pte Ltd ("MCMS Asia Pacific") or M.C.M.S. Singapore Pte Ltd ("MCMS Singapore") owns or has owned any material property or assets or conducts or has conducted any operations other than their ownership of equity interests in other Subsidiaries or MCMS de Mexico S de RL de CV ("MCMS Mexico").

         2.12 Employees. The Sellers and the Subsidiaries have used their reasonable best efforts to cause all employees to enter into a confidentiality/assignment of inventions agreement with the Sellers, the form of which has previously been delivered to the Buyer. The Sellers and the Subsidiaries are not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes (and true and correct copies of all such agreements, material correspondence and other material writings relating thereto have been previously delivered to the Buyer). The Sellers and the Subsidiaries have no knowledge of any other organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Sellers and the Subsidiaries.

         2.13 Owned Real Property. Schedule 1.1(a)(v) attached hereto lists the property address and the legal description of all Owned Real Property. With respect to each piece of Owned Real Property, except as set forth on Schedule
2.13 attached hereto:

                  (a) the Sellers have good and marketable title to such Owned Real Property, free and clear of any Security Interest, easement, covenant or other restriction, except for (i) recorded easements, covenants and other non-environmental restrictions which do not impair the uses, occupancy or value of such Owned Real Property; and (ii) liens reflected on any survey or in any title report delivered to Buyer prior to the date hereof;

                  (b) there are no (i) pending or, to the knowledge of the Sellers, threatened condemnation proceedings relating to such Owned Real Property, (ii) pending or, to the knowledge of the Sellers, threatened litigation or administrative actions relating to such Owned Real Property, or
(iii) other matters affecting materially and adversely the occupancy or value thereof (which shall be deemed not to include general market conditions);

                  (c) the legal description for such Owned Real Property contained in the deed thereof describes such Owned Real Property fully and adequately in all material respects and, to the knowledge of the Seller, the buildings and improvements may be used as of right under applicable zoning and land use laws for the current uses in all material respects;

                  (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Sellers or a Subsidiary) the right of use or occupancy of any portion of such Owned Real Property;

                  (e) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

                  (f) all facilities located on such Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity (including but not limited to all necessary private electric supply agreements), water, telephone, sanitary sewer and storm sewer;

                  (g) neither any of the Sellers nor any Subsidiary has received notice of any proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property;

                  (h) such Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such property;

                  (i) to the knowledge of the Sellers, the improvements constructed on such Owned Real Property are in good condition and proper order, free of roof leaks, insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, in each case free of material defects;

                  (j) the Sellers have delivered to the Buyer complete and accurate copies of all of the following materials relating to such Owned Real Property, to the extent in the Sellers' possession or control: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Owned Real Property; surveys; appraisals; structural inspection, soils, environmental assessment and similar reports; and

                  (k) there has been no change in or affecting the Owned Real Property which would materially affect the 2000 survey of the Owned Real Property.

         2.14 Real Property Leases. Schedule 2.14 attached hereto lists all leases and subleases pursuant to which the Sellers or a Subsidiary leases or subleases from another party any real property (the "Leases"). The Sellers have delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease, except as set forth on Schedule 2.14 attached hereto:

                  (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

                  (b) such Lease is assignable by the Sellers or a Subsidiary to the Buyer without the consent or approval of any party (except as set forth in Schedule 2.14);

                  (c) none of the Sellers or any Subsidiary and, to the knowledge of the Sellers and the Subsidiaries, no other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Sellers and the Subsidiaries, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Sellers or any Subsidiary or, to the knowledge of the Sellers and the Subsidiaries, any other party under such Lease;

                  (d) none of the Sellers or any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                  (e) to the knowledge of the Sellers and the Subsidiaries, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities in all material respects; and

                  (f) the Sellers and the Subsidiaries are not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Sellers or a Subsidiary of the property subject thereto.

         2.15 Environmental.

                  (a) Except as set forth on Schedule 2.15, each of the Sellers and the Subsidiaries has complied with all applicable Environmental Laws in all material respects. There is no pending or, to the knowledge of the Sellers and the Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Sellers or any Subsidiary.

                  (b) None of the Sellers or any Subsidiary has any material liabilities or obligations arising from the release or threat of release of any Hazardous Materials.

                  (c) None of the Sellers or any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

                  (d) Set forth in Schedule 2.15 attached hereto is a list of all documents (whether in hard copy or electronic form) that contain any material environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Sellers or a Subsidiary (whether conducted by or on behalf of the Sellers or a Subsidiary or a third party, and whether done at the initiative of the Sellers or a Subsidiary or directed by a Governmental Entity or other third party) which any of the Sellers or the Subsidiaries has possession of or can obtain access to. A complete and accurate copy of each such material document has been provided to the Buyer.

                  (e) The Sellers and the Subsidiaries are not aware of any material environmental liability of any solid or hazardous waste transporter, any recycling facility or any treatment, storage or disposal facility that has been used or is being used by the Sellers or any Subsidiary.

                  (f) For purposes of this Agreement:

                           (i) "Environmental Laws" shall mean any federal,
state, local or foreign law, statute, rule or regulation, any applicable international treaty, agreement or standard, or the common law relating to the environment or occupational health and safety, including but not limited to any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation, manufacture, distribution in commerce or transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including but not limited to all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) occupational health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, recycling, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.9601 et seq. ("CERCLA").

                           (ii) "Hazardous Substances" shall mean any chemicals,
pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the U.S. Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

         2.16 Permits. Schedule 2.16 attached hereto sets forth a list of all material Permits (including those issued or required under Environmental Laws and those relating to the occupancy or use of Owned Real Property or Leased Real Property) issued to or held by the Sellers or any Subsidiary and identifies those Permits which are not transferable to the Buyer hereunder. Such listed Permits are the only Permits that are required for the Sellers and the Subsidiaries to conduct their respective businesses as presently conducted except as would not have a Material Adverse Effect. Each material Permit is in full force and effect except as would not have a Material Adverse Effect; the Sellers or the applicable Subsidiary is in compliance with the material terms of each such material Permit; and, to the knowledge of the Sellers and the Subsidiaries, no suspension or cancellation of such Permit is threatened.

         2.17 Disclosure. No representation or warranty by the Sellers or the Subsidiaries contained in this Agreement and no statement contained in the Schedules contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Article III are true and correct except as set forth below.

         3.1 Organization. The Buyer is a corporation duly organized, validly existing and in active status under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the properties or assets of the Buyer. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Sellers complete and accurate copies of its Articles of Incorporation and bylaws.

         3.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Ancillary Agreements, when delivered by the Buyer at Closing, will constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

         3.3 Non-Contravention. Except for the applicable requirements of the Hart-Scott-Rodino Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as set forth on Schedule 3.3 attached hereto, neither the execution and delivery of this Agreement nor the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

         3.4 Litigation. There is no litigation or investigation pending, or to Buyer's knowledge, threatened, against Buyer which litigation or investigation could reasonably be expected to have a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby.

         3.5 Financial Ability. The Buyer has the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Purchase Price.

         3.6 Buyer Acknowledgment. THE BUYER ACKNOWLEDGES THAT THE SELLERS AND THE SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES CONCERNING THE SELLERS, THEIR SUBSIDIARIES, THEIR RESPECTIVE ASSETS (INCLUDING, WITHOUT LIMITATION, INTELLECTUAL PROPERTY) OR THE BUSINESS CONDUCTED BY ANY OF THEM OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE II HEREOF AND THAT THE SELLERS AND THE SUBSIDIARIES EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

         4.1 Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         4.2 Notices and Consents. (a) Each of the Parties shall use commercially reasonable efforts to obtain all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary in order to permit the consummation of the transactions contemplated by this Agreement and permit the Buyer following the Closing to hold and employ the Acquired Assets in a manner consistent with current usage (including, without limitation, those permits listed on Schedule 2.16 attached hereto).

                  (b) The Sellers and the Foreign Entities shall diligently pursue all reasonable actions which may be necessary or appropriate relating to the maintenance or renewal of any tax or other governmental advantage of any of the Foreign Entities.

         4.3 HSR Act. If a filing is required by the HSR Act and rules and regulations thereunder, each of the Parties hereto shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, (i) file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) make such other filings as are necessary in other jurisdictions in order to comply with all applicable laws relating to competition and, subject to the provisions in the last sentence of this Section 4.3, shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other applicable law. Each of the parties hereto shall furnish to the others such necessary information and reasonable assistance as the others may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such other applicable law. Each of the parties hereto shall keep the others apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entities and shall comply promptly with any such inquiry or request. Each party shall use reasonable commercial efforts to obtain any clearance required under the HSR Act or such other applicable law for the consummation of the transactions contemplated by this Agreement; provided that, notwithstanding anything to the contrary contained herein, the Buyer shall not be obligated to (A) respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act except to the extent it elects to do so in its sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any of the Acquired Assets or any other assets or businesses of the Buyer or its affiliates.

         4.4 Bankruptcy Covenants.

                  (a) Not later than two (2) business days subsequent to the execution of this Agreement, the Sellers shall file a motion, pursuant to 11 U.S.C. ss.ss. 105, 363, and 365 to approve the sale of the Acquired Assets to the Buyer pursuant to this Agreement (the "Approval Motion"). The Sellers have filed a motion (the "Provision Motion") for approval of the Overbid Provisions, the Breakup Fee and all of the other provisions of Article IV of the Prior Agreement. The Sellers have obtained approval of the Provision Motion (the "Provision Order") and shall use their best efforts to obtain an order approving the Approval Motion (the "Approval Order") within ten (10) days of the date of this Agreement, provided that the Approval Order shall be in a form in conformity with the form of order attached hereto as Exhibit A in all material respects, with only such changes to such orders as shall be agreed to by the Sellers and the Buyer. All of the Sellers' obligations and liabilities to the Buyer arising upon the Buyer's termination of this Agreement in accordance with
Article VII hereof or in the event that the Buyer otherwise does not close on the purchase of the Acquired Assets for any reason (including but not limited to the Sellers' obligations to pay the Breakup Fee and return of the Deposit to the Buyer) shall have administrative expense priority under ss.ss.503(b) and 507(a) of the Bankruptcy Code.

                  (b) The Sellers shall promptly provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that the Sellers propose to file with the Bankruptcy Court which relate to the consummation or approval of this Agreement, the Ancillary Agreements, the Provision Motion or any provision herein or therein, and will provide the Buyer with reasonable opportunity to review and approve such filings as reasonably practical. The Sellers shall also promptly (within 1 business day) provide the Buyer with facsimile copies of all pleadings received by or served by or upon the Sellers in connection with its Bankruptcy Case which have not otherwise been served on the Buyer (as shown on the certificate of service filed therewith) and as otherwise requested by the Buyer.

                  (c) The Sellers shall use their reasonable best efforts to obtain, at their sole cost and expense, the entry of an order authorizing the Sellers to assume and assign the Assigned Contracts and Leases to the Buyer at the Closing (the "Assignment Order"), such order contemplated to be included as part of the Approval Order in such other form as shall be reasonably satisfactory to the Buyer. The Sellers shall be responsible for the payment of any amounts necessary to cure any defaults that exist on the Closing Date under the Assigned Contracts and Leases (the "Cure Amounts"). The Buyer shall, from time to time prior to the Closing, and subject to the Sellers' obligation to pay the Cure Amounts, have the right to add or delete any executory contract or unexpired lease to or from, or otherwise modify, the list of the Assigned Contracts and Leases, except by adding any of the contracts listed on Schedule 1.1(a)(iv)(B). Notice of the proposed assumption and assignment of the Assigned Contracts and Leases shall be provided in accordance with the Provision Order.

                  (d) From and after the date hereof, the Sellers shall not, and shall ensure that none of the Subsidiaries, take any action or fail to take any action, which action or failure to act would reasonably be expected to result in
(A) the reversal, avoidance, revocation, vacating or modification (in any manner which would reasonably be expected to materially and adversely affect the Buyer's rights hereunder) or (B) the entry of a stay pending appeal, in the cases of each of sub-clauses (A) or (B) of this Section, with respect to the Approval Order, the Assignment Order or the Provision Order; provided, however, that nothing contained herein will in any way limit the Seller's ability to provide notice of the Approval Motion and to comply with requests for information from potential competing bidders for the Acquired Assets so long as it is in compliance with the provisions of Section 4.8 hereof, or to comply with applicable law; and

                  (e) From and after the commencement of the Chapter 11 Case, the Sellers shall (A) continue to operate their businesses as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code, (B) provide the Buyer with a true and accurate copy of all monthly reports provided to the office of the United States Trustee with respect to Seller in its Chapter 11 Case(s) and the Seller shall not be delinquent in providing any such reports and (C) pay all of their postpetition obligations when due.

         4.5 Operation of Business. Except as contemplated by this Agreement or consented to by the Buyer, which consent shall not be unreasonably withheld, and to the extent not inconsistent with the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee (the "OIRR"), or any orders entered by the Bankruptcy Court in the Sellers' Chapter 11 Cases during the period from the date of this Agreement to the Closing or otherwise required by applicable law, the Sellers and the

Subsidiaries shall conduct their operations in compliance with all applicable laws and regulations in all material respects, and to the extent consistent therewith so as to preserve the current value and integrity of the Acquired Assets, pay all post-petition taxes as they become due and payable, maintain insurance on the Acquired Assets (in amounts and types consistent with past practice), use its best efforts to preserve its relationships with customers, suppliers and others having business dealings with it and take all actions (or refrain from taking any actions) to avoid the occurrence of a Material Adverse Effect. Notwithstanding the foregoing, the Sellers and the Subsidiaries shall consult with the Buyer prior to any transfer of any Acquired Assets or any other assets of the Subsidiaries (except for Excluded Assets) from its locations as of the date hereof (except for transfers in the ordinary course of business), to determine a means of effectuating such transfer so as not to affect the value of the Acquired Assets to the Buyer. Without limiting the generality of the foregoing, prior to the Closing, the Sellers and the Subsidiaries shall, subject to the requirements of the Bankruptcy Code, Bankruptcy Rules, the OIRR, and orders entered by the Bankruptcy Court in the Sellers' Chapter 11 Cases, conduct its operations in the ordinary and usual course of business and shall not, without the prior written consent of the Buyer:

                  (a) sell, lease, license, encumber or dispose of any material Acquired Assets, except in the ordinary course of business consistent with past practices both in frequency and amount and except for liens to secure debtor-in-possession financing or providing adequate protection in connection with such debtor-in-possession financing;

                  (b) pay any prepetition liabilities other than such prepetition liabilities as are approved for payment by the Court;

                  (c) take any action or fail to take any action required by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of the Sellers or the Subsidiaries set forth in this Agreement becoming untrue in any material respect;

                  (d) take any action to waive or compromise any material claims (whether or not asserted in any pending litigation) which are included in the Acquired Assets;

                  (e) borrow any amounts under the Malaysian Loan; or

                  (f) agree in writing or otherwise to take any of the foregoing actions.

         4.6 Full Access and Confidentiality. The Sellers and the Subsidiaries shall permit representatives of the Buyer to have full access (at reasonable business hours, and in a manner so as not to interfere with the normal business operations of the Sellers and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Sellers and the Subsidiaries. The Parties hereto shall treat and hold as confidential any information obtained through the diligence process or in connection with this Agreement in accordance with the Confidentiality Agreement between MCMS and Plexus Corp. dated on or about September 26, 2001 (the "Confidentiality Agreement").

         4.7 Notice of Breaches. Each Party hereto shall promptly deliver to the other Parties written notice of any event or development that would (i) render any statement, representation or warranty of such Party in this Agreement (including exceptions set forth in the Schedules) inaccurate or incomplete in any material respect, or (ii) constitute or result in a material breach by such Party of, or a failure by such Party to comply with, any agreement or material covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach. In addition, the Sellers and the Subsidiaries shall promptly provide the Buyer with any notice of or advise the Buyer of any knowledge or communication regarding any alleged or actual breaches by any of the Sellers or the Subsidiaries of any material contract or agreement of the Sellers and the Subsidiaries relating to the Acquired Assets.

         4.8 Exclusivity.

                  (a) From the date hereof until the earlier of (1) the termination of this Agreement in accordance with its terms and (2) the entry by the Bankruptcy Court of the Approval Order (the "Exclusivity Period"), subject to Section 4.8(b) below, the Sellers shall not, and shall use their best efforts to cause its Subsidiaries and each of its directors, officers, employees, representatives and agents not to, directly or indirectly: encourage, solicit, initiate, agree to, endorse or take any other action to facilitate any proposal or offer from any person or entity (other than the Buyer or an affiliate, associate, representative or agent of the Buyer) concerning any merger, consolidation, sale of material assets, recapitalization acquisition of shares of stock of the Sellers or the Subsidiaries or other business combination involving Sellers or any division of the Sellers or any of their respective businesses relating to the Acquired Assets and the Assigned Contracts and Leases (an "Alternative Proposal") or provide any non-public information concerning the business, properties or assets of any Seller or the Subsidiaries to any person or entity (other than the Buyer) (the "Exclusivity Provision").

                  (b) Nothing contained in Section 4.8(a) above shall prohibit the directors and officers of the Sellers and other senior employees designated by such officers from providing information, including non-public information described in Section 4.8(a), to any persons who may request such information in connection with making a proposal as part of the Section 363 sale process contemplated by this Agreement, or having discussions with such person with respect to such information as it relates to the making of such proposal.

         4.9 Customer Approach. The Sellers shall use their reasonable best efforts to obtain reasonable assurances from the customer listed on Schedule 4.9 that such customer will extend its current supply agreement with Sellers or enter into a new agreement extending such supply arrangements with Sellers for one year past the current expiration date of the current supply agreement with such customer.

         4.10 Breakup Fee and Cost Reimbursement Provisions.

                  (a) In the event that the Sellers sell or otherwise transfer all or any substantial portion of the Acquired Assets to the Buyer and not to the Initial Bidder, then the Break Up Fee and the Reimbursement Claim (both as defined in the Prior Agreement) and all other claims that are asserted by the Initial Bidder under Section 4.10 of the Prior Agreement shall constitute claims against the Sellers' estates and the Buyer shall have no obligation to the Initial Bidder for any claims of any nature whatsoever.

                  (b) In the event that the Buyer is not the successful purchaser under the terms of this Agreement and Sellers transfer all or a substantial portion of the Acquired Assets to any party other than Buyer, then Buyer shall be entitled to reimbursement of its actual costs (including allocated internal expenses) and reasonable expenses, including attorneys' fees, in an amount up to $350,000 (the "Cost Reimbursement Claim"), which shall be promptly paid to the Buyer. The claims of the Buyer to payment of the Cost Reimbursement Claim constitute an allowed administrative expense claim under Bankruptcy Code ss.ss. 503(b) and 507(a)(1) and shall have priority in right of payment over all liens that attach to the proceeds of any sale or transfer of such assets. The Cost Reimbursement Claim provided for by this Section 4.10 is intended to cover the expenses incurred by the Buyer in conducting due diligence, pursuing and negotiating this Agreement and the transactions contemplated hereby, and is considered by the Parties to be reasonable for such purposes.

         4.11 Solicitation of Employees. Buyer shall comply with the restrictions with respect to the solicitation of employees set forth in that certain Confidentiality Agreement; provided that such agreement shall no longer apply to the solicitation of employees of the Sellers as contemplated by this Agreement in the event that the Approval Order is entered, or to the extent consented to by the Sellers in writing.

         4.12 Bringdown of Schedules. The Sellers shall, as of the Closing Date, provide the Buyer with any and all revisions, modifications and updates to the Schedules such that the Schedules shall be true and correct as of such date, and shall include, without limitation, any and all executory contracts and leases which the Sellers have entered into after the date hereof. Nothing contained in this Section 4.12, and no such provision of any such revisions, modifications or updates, shall affect the Sellers' or the Subsidiaries' liability for any breach of any representation or warranty in this Agreement, and the Buyer's rights under this Agreement shall not be affected by its receipt of any such revisions, modifications or updates.

         4.13 Certain Employees. (a) No later than thirty (30) days following the date hereof, the Buyer shall deliver to the Sellers a list of up to 50 Continuing Employees, which list shall become Schedule 4.13 hereto. As soon as practicable following the delivery to the Sellers of such Schedule 4.13, but in any event no later than five (5) business days following such delivery, the Buyer shall make offers of employment, subject to the Closing, to all individuals listed on such Schedule 4.13. (b) The Buyer and the Sellers shall cooperate and use their reasonable best efforts to mitigate severance and other related obligations and liabilities in connection with the termination of employees.

         4.14 Buyer Audit. The Sellers shall cooperate with the Buyer in connection with obtaining and delivering to the Buyer, to the extent reasonably requested by the Buyer, an audit of the books and records of the Sellers and the Subsidiaries as of the fiscal year ended August 30, 2001. The Buyer shall engage the independent auditor in connection with such audit and shall pay the fees and expenses of such auditor in connection therewith.

         4.15 Certain Matters. Upon the entry of the Approval Motion, the Sellers shall, at the request of the Buyer, cooperate with the Buyer with respect to the matters described in Schedule 1.4(b)(ii) attached hereto.

         4.16 Inter-Company Payables and Receivables. The Sellers hereby agree that at the Closing, the Sellers shall waive, and shall cause their subsidiaries to waive, all of their right, title and interest in and to any Foreign Entity Inter-Company Payables. The Buyer hereby agrees that at the Closing, the Buyer shall waive all of its right, title and interest in and to any Foreign Entity Inter-Company Receivables. Such actions shall be accomplished without any cost (including any tax cost or effect) to the Buyer or the Foreign Entities.

         4.17 Cisco/Nokia/ATT Assets.

                  (a) As soon as possible after the date of this Agreement, the Sellers and the Buyer shall in good faith jointly prepare a plan (the "Cisco/Nokia/ATT Plan") pursuant to which the Buyer will warehouse the Cisco Inventory (at no storage cost) and build-out Cisco products using the Cisco Inventory under a mutually agreeable sub-contracting arrangement to the extent necessary under the Sellers' existing contracts with Cisco. Prior to the Closing, the Sellers shall segregate the Cisco Inventory from all other Inventory and store the same in one Facility (and in an area(s) within such Facility) to be mutually agreed upon by the Sellers and the Buyer. The Sellers and the Buyer agree that in no event shall the Buyer (i) be required to store the Cisco Inventory for a period greater than one hundred twenty (120) days after the Closing Date (after which period the Sellers shall remove the same at their sole cost and expense), (ii) assume any risk of loss for any of the Cisco Inventory or (iii) assume any liabilities in connection with any claims made by Cisco or any third parties relating to the build-out of Cisco products using the Cisco Inventory ("Cisco Claims"). In the event that the Sellers and the Buyer are unable to agree on the Cisco/Nokia/ATT Plan prior to the Closing Date, then the Sellers shall, at their sole cost and expense, promptly remove all Cisco Inventory from the Facilities.

                  (b) Prior to the Closing, the Sellers shall segregate the Nokia Inventory and the ATT Inventory and, at the Closing, all other Inventory which is not purchased by the Buyer hereunder (the "Other Inventory") in one Facility (and in an area(s) within such Facility) to be mutually agreed upon by the Sellers and the Buyer. The Buyer will warehouse the Nokia Inventory, the ATT Inventory and the Other Inventory for a period not to exceed one hundred twenty
(120) days after the Closing Date (after which period the Sellers shall remove the same at their sole cost and expense) as further detailed in the Cisco/Nokia/ATT Plan. The Buyer shall be paid an administrative fee for such storage equal to 1.5% of the value of the Nokia Inventory, ATT Inventory and the Other Inventory (calculated at the acquisition cost of such Nokia Inventory, ATT Inventory and Other Inventory by the Sellers or the Subsidiaries, as applicable) as of the sixty-first (61st) day following the Closing Date. The Buyer shall not assume any risk of loss for any of the Nokia Inventory, the ATT Inventory or the Other Inventory. In the event that the Sellers and the Buyer are unable to agree on the Cisco/Nokia/ATT Plan prior to the Closing Date, then the Sellers shall, at their sole cost and expense, promptly remove all Nokia Inventory, ATT Inventory and Other Inventory from the Facilities.

         4.18 Survey. The Sellers shall use their reasonable best efforts to obtain, at their cost, an ALTA/ACSM survey of all Owned Real Property at least five business days prior to the Closing.

                                   ARTICLE V
                              CONDITIONS TO CLOSING

         5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver by the Buyer of the following conditions:

                  (a) the sale of the Acquired Assets by the Sellers to the Buyer as a good faith purchaser for value within the meaning of Section 363(m) of the Bankruptcy Code and free and clear of all liens, claims, encumbrances and interests as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order which, as of the Closing Date, shall be in full force and effect, and not stayed, modified, vacated, amended or revoked;

                  (b) the assumption and assignment by the Sellers of the Assigned Contracts and Leases to the Buyer shall have been authorized and approved by an order of the Bankruptcy Court and such order is in full force and effect without any modification or amendment, as of the Closing Date, and Seller shall have paid the Cure Amounts related to each of the Assigned Contracts and Leases;

                  (c) the Sellers or the Subsidiaries, as the case may be, shall have obtained all of the waivers, permits, consents, approvals or other authorization from Governmental Entities that are required to consummate the transactions contemplated hereby and operate the Facilities, and shall have obtained reasonable assurances that the tax holiday and pioneer agreements and similar arrangements of the Foreign Entities shall not cease or be materially diminished as a result of the Foreign Entities becoming subsidiaries of the Buyer, except to the extent the failure to obtain such waivers, permits, consents, approvals or other authorization does not have any material effect on the ability of the Buyer to operate the Facilities, individually or taken as a whole;

                  (d) the Sellers and the Subsidiaries shall have obtained, without cost to the Buyer, all of the waivers, permits, consents, approvals or other authorization from any third parties (other than Governmental Entities ) that are required to consummate the transactions contemplated hereby and operate the Facilities, including, without limitation, any consents necessary in connection with the assignment or deemed assignment of any of the Assigned Contracts and Leases, the Intellectual Property or the Permits, except to the extent the failure to obtain such waivers, permits, consents, approvals or other authorization does not have any material effect on the ability of the Buyer to operate the Facilities, individually or taken as a whole;

                  (e) all of the representations and warranties of the Sellers and the Subsidiaries set forth in Article II hereof as qualified by the Schedules (without giving effect to any revisions, modifications or updates pursuant to Section 4.12 hereof), shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing (other than those representations and warranties which are qualified as to materiality, which shall be true and correct in accordance with their terms) regardless of any examination or investigation made at any time by or on behalf of the Buyer or the actual knowledge of any of the Buyer's officers, directors, employees or agents at the time of the Buyer's execution of this Agreement, except to the extent any of such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date;

                  (f) the Sellers and the Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (g) (1) no action, suit or proceeding shall be pending before any Governmental Entity, court or arbitrator wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement (except for the Bankruptcy Case, the Provision Motion and the Approval Motion), (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) materially and adversely affect the right of the Buyer to own, operate or control the Acquired Assets following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect; (2) there shall be no motions pending to convert or dismiss the Chapter 11 Cases or to appoint a trustee for the Sellers or any Subsidiary; and (3) there shall be no injunctions or insolvency proceedings involving any foreign Subsidiary.

                  (h) the Sellers and the Subsidiaries shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (d),
(e) and (f) of this Section 5.1 is satisfied in all respects;

                  (i) since the Filing Date, except for the commencement of the Chapter 11 Cases, there shall have been no Material Adverse Effect, and no event or development has occurred which would reasonably be foreseen to result in a Material Adverse Effect, except as disclosed in Schedule 2.7 to this Agreement or as disclosed by the Sellers to the Buyer prior to November 19, 2001;

                  (j) since the Filing Date, except for the commencement of the Chapter 11 Cases, there shall have been no change or effect relating to the Acquired Assets, individually or taken as a whole, that is or is reasonably likely to be material and adverse to the ability of the Buyer to own, operate or control the Acquired Assets following the Closing; except as disclosed by the Sellers to the Buyer prior to November 19, 2001;

                  (k) the Sellers shall have provided to the Buyer the legal opinions of counsel set forth on Schedule 5.1(k);

                  (l) (A) no customer of the Sellers that is listed on Schedule 5.1(l) attached hereto shall have terminated its relationship with the Sellers or any agreement relating thereto or given notice of its intent to do so, and
(B) no such customer shall have merged with or into or been acquired by another entity or otherwise been subject to a change of control (or announced its intention or entered into an agreement to do any of the same) if such other entity uses (1) Jabil Circuit Inc., (2) Solectron Corp., (3) SCI Systems Inc.,
(4) Celestica Inc. or (5) Sanmina Corp. as its primary contract manufacturer;

                  (m) no more than ten (10) individuals listed on Schedule 4.13 attached hereto shall have terminated his or her employment with the Sellers or given notice of his or her intent to do so;

                  (n) the Sellers shall have achieved if the Closing occurs during December, 2001, aggregate revenue for the months ending August 31, 2001, September 30, 2001, October 31, 2001 and November 30, 2001 of at least $55 million. All revenue calculations shall be made in accordance with U.S. GAAP applied on a consistent basis with past practices of the Sellers;

                  (o) MCMS International shall have transferred, at no cost or tax effect to MCMS International, its remaining subsidiaries or the Buyer, to MCMS or a subsidiary of MCMS that is not being purchased by the Buyer all of the capital stock or other ownership interests of MCMS Asia Pacific and MCMS Singapore so that the Mexican Entities are no longer owned by MCMS International but rather MCMS, or such subsidiary of MCMS, shall directly own MCMS Asia Pacific and MCMS Singapore, which in turn shall continue to own MCMS Mexico;

                  (p) at least five business days prior to Closing, the Buyer shall have received from the Seller, at the Seller's cost and in form and substance reasonably satisfactory to the Buyer, a commitment for an ALTA Form B Owner's Policy of Title Insurance (the "Title Policy") from a national title insurance company in an amount equal to the portion of the Purchase Price allocated to the Owned Real Property;

                  (q) Seller shall have paid, or made reasonable arrangements or set-asides for payments, of any break-up or similar fee due by it under the Prior Agreement; and

                  (r) the actions as contemplated by Section 4.16 (relating to Foreign Entity Inter-Company Payables and Foreign Entity Inter-Company Receivables) shall have occurred.

         5.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be performed in connection with the Closing is subject to the satisfaction or waiver by the Sellers of the following conditions:

                  (a) all of the representations and warranties of the Buyer set forth in Article III hereof shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing (other than those representations and warranties which are qualified as to materiality, which shall be true and correct in accordance with their terms), except to the extent any of such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date;

                  (b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (c) the Buyer shall have delivered to the Sellers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied in all respects;

                  (d) the sale of the Acquired Assets by the Sellers to the Buyer as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order, which, as of the Closing Date, shall be in full force and effect and not stayed, modified, vacated, amended, and revoked; and

                  (e) the Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorization from Governmental Entities that are required to consummate the transactions contemplated hereby.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

         6.1 Employees.


                  (a) As of the Closing Date, the Buyer will offer employment to the Continuing Employees on such terms, at such salary or wage levels, and with such employee benefits as are substantially similar to those provided to similarly situated employees of the Buyer.

                  (b) Following the Closing Date, the Buyer shall cause all applicable employee benefit plans, programs and arrangements of the Buyer to provide that a Continuing Employee's period of employment with the Sellers shall be treated as service for Buyer for purposes of eligibility and vesting under Buyer's employee benefit plans, programs and arrangements (the "Buyer Plans") to the extent permitted by law and applicable regulations. The Buyer further agrees to recognize the vacation and sick leave days accumulated as of the Closing Date by the Continuing Employees during the time they were employed by the Sellers.

                  (c) Buyer shall assume and become responsible for payment to any Continuing Employee of any severance or other similar compensation and benefits under the MCMS, Inc. Severance Plan which are or may become payable as a result of the termination of any such Continuing Employee by the Buyer following the Closing Date.

                  (d) Buyer shall not during the 90-day period beginning on the Closing Date terminate the employment of Continuing Employees so as to cause any "plant closing" or "mass layoff" (as those terms are defined in the WARN Act) such that the Sellers have any obligation under the WARN Act that the Sellers otherwise would not have had absent such terminations; provided, however, that in the event of any breach by the Buyer of the foregoing, the Buyer shall indemnify the Sellers for any such obligations.

                  (e) Any and all pre-existing condition limitations and eligibility waiting periods under any Buyer Plan shall be waived with respect to the Continuing Employees and their eligible dependents.

         6.2 Collection of Additional Receivables. The Buyer shall use substantially the same efforts which the Buyer uses with respect to the collection of the Buyer's accounts receivable to collect any accounts receivable of the Sellers which are not Included Receivables or Foreign Entity Inter-Company Payables (the "Additional Receivables") on behalf of the Sellers, and the Buyer shall be paid an administrative fee for such collections of 2% of the Additional Receivables actually collected. The Buyer shall deliver any collected Additional Receivables

(less such administrative fee) to the Sellers promptly after receipt of the same, provided, however, that in the event that the Sellers are required to make a Purchase Price Adjustment Wire and fail to do so as provided herein, the Buyer shall be entitled to deposit any Additional Receivables collected (in lieu of paying the same to the Sellers) to restore any portion of the Indemnity Escrow Amount which was used to reimburse the Buyer for the Sellers' failure to so make a Purchase Price Adjustment Wire.

         6.3 Use of Name. From and after the Closing, the Sellers agrees not to use or allow any subsidiary of the Sellers to use any trademarks or tradenames included within the Acquired Assets or any names reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Sellers on the date of this Agreement. Sellers shall amend its charters and other corporate records to comply with this provision on or prior to the Closing; provided, however, that the Buyer agrees to grant a license for a period not to exceed 180 days to the Sellers upon terms reasonably satisfactory to the Buyer to use the MCMS name in connection with their Chapter 11 Bankruptcy Cases, the use, operation or disposition of the Retained Assets and the Retained Liabilities, the winding down of the business of the Sellers and the operation of the Belgian Entities and the Mexican Entities.

         6.4 Cooperation. (a) From and after the Closing, the Parties shall cooperate with each other to give full effect to the terms and provisions of this Agreement.

                  (b) Buyer shall provide, and shall cause its representatives and employees to provide, including any Continuing Employees, reasonable cooperation (for which the Sellers shall reimburse the Buyer to the extent such cooperation requires the services of more than one person for greater than twenty (20) hours in any week) in connection with any rights, claims, causes of action or litigation involving Sellers or any potential litigation contemplated by the Sellers relating to the Retained Assets or the operation of the business conducted by the Sellers before Closing or any dispute involving the Sellers concerning any Retained Asset, in each case against any third party. The Sellers shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such cooperation.

                  (c) If any of the Acquired Assets is in the care or custody of any non-debtor party, following the Closing, Sellers shall cause such party to immediately upon request surrender any such Acquired Assets in its care or custody to the Buyer.

         6.5 Post-Closing Assumption and Assignment. The Sellers shall use their reasonable best efforts to obtain the entry of a final order authorizing the Sellers to assume and assign to the Buyer any and all additional executory contracts of Sellers which are not the subject of the Assignment Order, to the extent that such executory contracts have not been included in Schedule 1.1(a)(iv)(B) and were discovered or disclosed by the Sellers or the Buyer after the date hereof, entered into by the Sellers after the date hereof or otherwise identified by the Buyer as an executory contract which the Sellers will assign to the Buyer. The Sellers shall be obligated to pay all Cure Costs with respect to such additional executory contracts.

         6.6 Taxes.

                  (a) The Sellers and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of taxes in connection with the consummation of the transactions contemplated hereby. The Sellers and the Buyer, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such taxes. This provision shall not be deemed to affect the party responsible for any such filing or any tax liability.

                  (b) Notwithstanding any provision in an Assigned Contract with respect to the timing for payment of taxes by the Sellers, all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Sellers and the Buyer based on the number of days of such taxable period which fall on or before the Closing Date (a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). The Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and with respect to Assigned Contracts, such amounts shall be included in the Cure Amounts, and the Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

                  (c) The Buyer agrees (i) to retain all books and records with respect to tax matters acquired pursuant to this Agreement ("Tax Records") until the expiration of the applicable statute of limitations (including any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Sellers reasonable written notice prior to destroying or discarding any such Tax Records and, if the Sellers so request, to allow the Sellers to take possession of such Tax Records to be discarded or destroyed. The Buyer further agrees to permit the Sellers and its representatives to have access (upon reasonable notice and at reasonable business hours, and in a manner so as not to interfere with the normal business operations of the Buyer) to all Tax Records. The Sellers agree to provide corresponding rights to the Buyer with respect to any tax-related records retained by the Sellers.

                  (d) In accordance with Section 1146(c) of the Bankruptcy Code, the transfer of the Acquired Assets to the Buyer and the making, execution, delivery or recordation of any deed, termination or modification of any lease or other instrument of transfer or assignment executed in connection with any of the transactions contemplated in connection with this Agreement shall be exempt from (i) taxation under any federal, state or local law imposing a sales, stamp, transfer or other similar tax, and (ii) any state or local filing or notice requirements related to bulk transfers or bulk sales.

                  (e) The Buyer may, at its election, make an election under
Section 338 of the Internal Revenue Code relating to the Acquired Assets. The Sellers shall make such filings, cooperate with the Buyer in any filings, and take such other actions reasonably necessary or appropriate to accomplish such an election by the Buyer.

         6.7 Purchase of Returned Inventory. From and after the 180 Day Anniversary, Buyer, prior to placing any purchase orders for Inventory of the type included in the Returned Inventory with outside suppliers to support then current customer purchase orders, shall first place such purchase orders to Sellers for the purchase of the Returned Inventory, at the lower of cost or fair market value.

                                  ARTICLE VII
                                  TERMINATION

         7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after the entry of the Approval Order) with the prior authorization of their respective Boards of Directors, as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Sellers in the event the Sellers are in material breach of any representation, warranty, or covenant contained in this Agreement, and the Sellers may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that in the case of any breach by any Party, the Party in breach shall have five business days after written notice thereof in which to cure such breach (as to any breach that is capable of being cured);

                  (c) the Buyer may terminate this Agreement by giving written notice to the Sellers if the Closing shall not have occurred on or before February 15, 2002 by reason of the failure of any condition precedent under
Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

                  (d) the Sellers may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before March 15, 2002 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Sellers of any representation, warranty or covenant contained in this Agreement);

                  (e) [unused];

                  (f) the Buyer may terminate this Agreement by giving written notice to the Sellers if the Bankruptcy Court has not entered either the Approval Order or the Assignment Order on or before December 6, 2001;

                  (g) the Buyer may terminate this Agreement by giving written notice to the Sellers if a motion to dismiss the Bankruptcy Case or a motion to convert the Bankruptcy Case or appoint a trustee or examiner has been granted in the Bankruptcy Case;

                  (h) the Sellers may terminate this Agreement by giving written notice to the Buyer if the Bankruptcy Court approves an Alternative Proposal;

                  (i) the Buyer may terminate this Agreement by giving written notice to the Sellers if the Sellers fail to file the Approval Motion and the Provision Motion as provided in Section 4.4 hereof; and

                  (j) the Buyer or the Sellers may terminate this Agreement by giving five (5) days' written notice to the other Parties in the event that any condition to the obligations of such terminating Party to close as set forth in
Section 5.1 or 5.2 hereof, as the case may be, becomes incapable of being satisfied (and is not susceptible to cure).

         7.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 7.1, all obligations of the Parties hereunder shall terminate without any liability on the part of the Buyer to the Sellers or the Sellers to the Buyer, as the case may be, except as set forth below in this Section 7.2 or in
Section 8.1; provided, however, that the confidentiality provisions contained in
Section 4.6 shall survive such termination and the provisions of Section 4.10 (Cost Reimbursement) shall survive any such termination (other than a termination by the Sellers pursuant to Section 7.1(b)). In the event of any breach by the Buyer of any of the terms and conditions of this Agreement for which the Sellers have the right to terminate this Agreement pursuant to Section 7.1(b) hereof, the Sellers' sole and exclusive remedy shall be to terminate this Agreement, in which event the Deposit shall become the property of the Sellers' bankruptcy estate (the "Liquidated Damages Amount"). Other than payment of the Liquidated Damages Amount, the Sellers shall have no claim against the Buyer for any breach by the Buyer of any of the terms and conditions of this Agreement or in the event that the Sellers terminate this Agreement in accordance with
Section 7.1(b) of this Agreement. If the Sellers terminate this Agreement for any reason other than in accordance with Section 7.1(b), within 5 days the Escrow Agent shall return the Deposit to the Buyer, and the Sellers shall have no claim against the Buyer due to such termination. If the Buyer terminates this Agreement in accordance with any subsection of Section 7.1, the Escrow Agent shall within 5 days return the Deposit to the Buyer. If the Buyer terminates this Agreement in accordance with Section 7.1(b), the Buyer shall be entitled to pursue all available remedies at law or in equity.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Indemnification.

             (a) The Sellers shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) net of any insurance proceeds (less any deductibles) actually received ("Damages") incurred or suffered by the Buyer or any affiliate thereof resulting from, relating to or constituting:

                  (i) any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of the Sellers, in each case contained in this Agreement or in any Ancillary Agreement;

                  (ii) any Retained Liabilities; and

                  (iii) any liability arising out of the Prior Agreement and/or the Seller's bidding and sale process initiated pursuant to the Prior Agreement or court order (other than any liability resulting solely from Buyer's actions).

             (b) The Buyer shall indemnify the Sellers in respect of, and hold the Sellers harmless against, any and all Damages incurred or suffered by the Sellers or any affiliate thereof resulting from, relating to or constituting:

                  (i) any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of the Buyer in this Agreement or in any Ancillary Agreement; or

                  (ii) any Assumed Liabilities.

         8.2 Method of Asserting Claims.

             (a) All claims for indemnification by any indemnified party pursuant to this Article VIII shall be made in accordance with the provisions of this Section 8.2.

             (b) If a third party asserts that an indemnified party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the indemnified party may be entitled to indemnification pursuant to this Article VIII, and the indemnified party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the indemnified party shall be entitled to satisfy such obligation, (ii) the indemnified party may make a claim for indemnification pursuant to this Article VIII, and (iii) the indemnified party shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Article VIII.

             (c) The indemnified party shall give prompt written notification to the indemnifying party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Article VIII may be sought. Within 20 days after delivery of such notification, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the indemnified party, provided each indemnifying party acknowledges in writing to the indemnified party that any damages, fines, costs or other liabilities that may be assessed against the indemnified party in connection with such action, suit or proceeding constitute Damages for which the indemnified party shall be entitled to indemnification pursuant to this Article VIII. If no indemnifying party so assumes control of such defense, the indemnified party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the indemnifying party assumes control of such defense and the indemnified party reasonably concludes that the indemnifying party and the indemnified party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the indemnified party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The indemnified party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of each indemnifying party, which shall not be unreasonably withheld. No indemnifying party shall agree to any settlement of such action, suit or proceeding without the prior written consent of each indemnified party, which shall not be unreasonably withheld.

         8.3 Threshold. Notwithstanding anything contained herein to the contrary except the second sentence of this Section 8.3, neither the Sellers nor the Buyer shall be obligated to make any indemnification payments under this Agreement (other than indemnification for willful breaches of covenants, fraud, Retained Liabilities (including, without limitation, any Cisco Claims or in connection with the storage or removal of the Cisco Inventory, the Nokia Inventory, the ATT Inventory or the Other Inventory), Assumed Liabilities or a Party's failure to make the Purchase Price Adjustment Wire) unless and until the aggregate Damages sustained by the Buyer and its affiliates or the Sellers and their affiliates, as the case may be, exceed on a cumulative basis $400,000 (the "Threshold"), at which point the Sellers or the Buyer (as applicable) shall be obligated to indemnify the Buyer and its affiliates or the Sellers and their affiliates (as applicable) from and against all Damages in excess of the Threshold. The Sellers acknowledge and agree that there shall be no Threshold with respect to any claims for indemnification by the Buyer and its affiliates relating in any way to the Foreign Entities or any of the operations thereof.

         8.4 Indemnification Escrow. The Parties agree that (i) all claims for indemnification by the Buyer against the Sellers (or any of them or their affiliates) hereunder made by the Buyer following the Closing shall be solely satisfied by the Buyer by recourse against the Indemnity Escrow Amount and (ii) all claims for indemnification by the Sellers against the Buyer (or any affiliate) hereunder made by the Seller shall not exceed $2,000,000, in the aggregate (it being acknowledged and agreed that in no event shall the Sellers be entitled to any claims for indemnification in the event that the Sellers have received the Liquidated Damages Amount).

         8.5 Consequential Damages. Notwithstanding anything contained herein to the contrary, none of the Buyer, the Sellers or their respective affiliates will be entitled to any recovery under this Agreement for their own special, punitive, consequential, incidental or indirect damages or lost profits, it being acknowledged that the Sellers' recovery of Liquidated Damages in accordance with Section 7.2 shall not be prohibited hereby; provided, however, that nothing herein shall prevent any of such parties from being indemnified for all components of awards against them in claims by third parties, including special, punitive, consequential, incidental or indirect damages or lost profits components of such claims.

         8.6 Exclusive Remedy. The remedies set forth in this Agreement shall be the sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject mater of this Agreement or any Ancillary Agreements (except for fraud or liability for Retained Liabilities or the Assumed Liabilities). Without limiting the generality of the foregoing and subject to Article VII, each party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or any of its affiliates may have against the other parties or any of their affiliates with respect to the subject matter of this Agreement or any Ancillary Agreement, whether arising under or based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule, regulation or common law (except as specifically provided for herein).

         8.7 Treatment of Indemnity Payments. Any payment made to the Buyer pursuant to this Article shall be treated as a reduction in the Purchase Price.

         8.8 Survival. The representations, warranties, covenants and agreements of the Sellers set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date which is twelve (12) months from the Closing hereunder ("Indemnification Termination Date"). The representations, warranties, covenants and agreements of the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the Indemnification Termination Date except for such covenants of the Buyer or the Sellers contained in this Agreement that are to be performed after the Indemnification Termination Date which shall survive until the applicable statue of limitations relating thereto has expired.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior approval of the other Parties; provided, however, that any Party may make any public disclosure that, upon the advice of legal counsel, is required by law or regulation, or NASDAQ Stock Market rule, to be made (in which case the disclosing Party shall advise the other Parties and provide it with a copy of the proposed disclosure prior to making the disclosure).

         9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and the parties to the Executive Employment Agreements in connection with the Buyer's obligations under Section 1.8 hereof.

         9.3 Entire Agreement. This Agreement (including the documents referred to herein, including, without limitation, the Confidentiality Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign all or any portion of its rights, interests and/or obligations hereunder to one or more wholly owned subsidiaries of the Buyer, provided that the Buyer remains primarily liable therefor, and the Buyer may assign or grant a security interest to its lender in its rights in this Agreement.

         9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

             If to the Sellers:              MCMS, Inc.
                                             16399 Franklin Road
                                             Nampa, ID 83687-9393
                                             Telecopy:  (208) 898-1222
                                             Attention:  Angelo Ninivaggi
             Copy to:                        Latham & Watkins

                                             885 Third Avenue, Suite 1000
                                             New York, New York 10022
                                             Telecopy: (212) 751-4864
                                             Attention: Martin Flics, Esq.
             If to the Buyer:                Plexus Corp

                                             55 Jewelers Park Drive
                                             P.O. Box 156
                                             Neenah WI 54956
                                             Telecopy: (920) 751-3234
                                             Attention: Joseph D. Kaufman, Esq.
             Copy to:                        Quarles & Brady LLP

                                             411 East Wisconsin Avenue
                                             Milwaukee WI 53202
                                             Telecopy: (414) 271-3552
                                             Attention: Kenneth V. Hallett, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         9.8 Governing Law. Except to the extent governed by the federal bankruptcy law, this Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

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


         9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Approval Order shall be subject to the restrictions contained in the Approval Order. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.11 Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that this Section 9.11 shall not be deemed to affect the Buyer's right to be paid the Breakup Fee and other rights in this Agreement. The Seller shall pay any sales taxes, stamp taxes, real estate transfer fees and similar governmental taxes, charges or other fees required by the conveyance of the Acquired Assets, change in control of the Foreign Entities and/or the other actions contemplated by this Agreement, and shall be responsible for making any related filing.

         9.12 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the United States Bankruptcy Court for the District of Delaware, in addition to any other remedy to which it may be entitled, at law or in equity.

         9.13 Survival of Representations. Except as specifically provided for in this Agreement, none of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby, nor the covenants set forth in Article IV hereof, shall survive the Indemnification Termination Date.

         9.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Accounting terms not otherwise defined herein shall have the meanings assigned to the by generally accepted accounting principles consistently applied in the United States of America as promulgated by the Financial Accounting Standards Board.

         9.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.16 Bulk Sales Laws. The Buyer and the Sellers each hereby waive compliance by Sellers with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state.

                                   ARTICLE X
                                  DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         10.1 "Accrued Employee Liabilities" shall have the meaning set forth in
Section 1.2(a)(vi) of this Agreement.

         10.2 "Acquired Assets" shall have the meaning set forth in Section 1.1(a) of this Agreement.

         10.3 "Additional Receivables" shall have the meaning set forth in
Section 6.2 of this Agreement.

         10.4 "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         10.5 "Alternative Proposal" shall have the meaning set forth in Sections 4.8 of this Agreement.

         10.6 "Ancillary Agreements" shall have the meaning set forth in Section 1.1(b)(ii) of this Agreement.

         10.7 "Approval Motion" shall have the meaning set forth in Section 4.4(a) of this Agreement.

         10.8 "Approval Order" shall have the meaning set forth in Section 4.4(a) of this Agreement.

         10.9 "Assigned Contracts and Leases" shall have the meaning set forth in Section 1.1(a)(iv) of this Agreement.

         10.10 "Assignment Order" shall have the meaning set forth in Section 4.4(c) of this Agreement.

         10.11 "Assumed Employee Liabilities" shall have the meaning set forth in Section 1.2(a)(vii) of this Agreement.

         10.12 "Assumed Liabilities" shall have the meaning set forth in Section 1.2(a) of this Agreement.

         10.13 "Assumed Payables" shall have the meaning set forth in Section 1.2(a)(iii) of this Agreement.

         10.14 "Assumed Warranty Obligations" shall have the meaning set forth in Section 1.2(a)(i).

         10.15 "ATT" shall have the meaning set forth in Section 1.1(a)(i)(B) of this Agreement.

         10.16 "ATT Inventory" shall have the meaning set forth in Section 1.1(a)(i)(B) of this Agreement.

         10.17 "Bankruptcy Case" shall have the meaning set forth in the first recital of this Agreement.

         10.18 "Bankruptcy Code" shall have the meaning set forth in the first recital of this Agreement.

         10.19 "Bankruptcy Court" shall have the meaning set forth in the first recital of this Agreement.

         10.20 "Belgian Entities" shall have the meaning set forth in Section 1.1(b)(vi) of this Agreement.

         10.21 "Breakup Fee" shall have the meaning set forth in Section 4.10 of this Agreement.

         10.22 "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

         10.23 "Buyer Plans" shall have the meaning set forth in Section 6.1(b) of this Agreement.

         10.24 "Cancellation Fees" shall have the meaning set forth in Section 1.4(b)(vii) of this Agreement.

         10.25 "CERCLA" shall have the meaning set forth in Section 2.15(f)(i) of this Agreement.

         10.26 "Chapter 11 Case" shall have the meaning set forth in the first recital of this Agreement.

         10.27 "Cisco" shall have the meaning set forth in Section 1.1(a)(i)(B) of this Agreement.

         10.28 "Cisco Claims" shall have the meaning set forth in Section 4.17(a) of this Agreement.

         10.29 "Cisco Inventory" shall have the meaning set forth in Section 1.1(a)(i)(B) of this Agreement.

         10.30 "Cisco/Nokia/ATT Accounts Receivable" shall have the meaning set forth in Section 1.1(a)(ix) of this Agreement.

         10.31 "Cisco/Nokia Plan" shall have the meaning set forth in Section 4.17(a) of this Agreement.

         10.32 "Closing" shall have the meaning set forth in Section 1.5(a) of this Agreement.

         10.33 "Closing Amounts Certificate" shall have the meaning set forth in
Section 1.6(a) of this Agreement.

         10.34 "Closing Date" shall have the meaning set forth in Section 1.5(a) of this Agreement.

         10.35 "Confidentiality Agreement" shall have the meaning set forth in
Section 4.6 of this Agreement.

         10.36 "Continuing Employees" shall have the meaning set forth in
Section 1.2(a)(vi) of this Agreement.

         10.37 "Cost Reimbursement Claim" shall have the meaning set forth in
Section 4.10(b) of this Agreement.

         10.38 "Cure Amounts" shall have the meaning set forth in Section 4.4(c) of this Agreement, and shall include without limitation the amounts described in
Section 6.6(b) of this Agreement.

         10.39 "Damages" shall have the meaning set forth in Sections 8.1(a) of this Agreement.

         10.40 "Deposit" shall have the meaning set forth in Section 1.3(a) of this Agreement.

         10.41 "Differences" shall have the meaning set forth in Section 1.6(a) of this Agreement.

         10.42 "DOJ" shall have the meaning set forth in Section 4.3 of this Agreement.

         10.43 "Enforceability Exceptions" shall have the meaning set forth in
Section 2.2 of this Agreement.

         10.44 "Environmental Laws" shall have the meaning set forth in Section 2.15(f)(i) of this Agreement.

         10.45 "Escrow Agent" shall have the meaning set forth in Section 1.5(b)(iv) of this Agreement.

         10.46 "Escrow Agreement" shall have the meaning set forth in Section 1.5(b)(iv) of this Agreement.

         10.47 "Escrow Amount" shall have the meaning set forth in Section 1.4(c) of this Agreement.

         10.48 "Estimated Amounts Certificate" shall have the meaning set forth in Section 1.4(a) of this Agreement.

         10.49 "Estimated Purchase Price Adjustment" shall have the meaning set forth in Section 1.4(b) of this Agreement.

         10.50 "Estimated Quality Inventory Amount" shall have the meaning set forth in Section 1.6(c)(v) of this Agreement.

         10.51 "Excess Receivables Amount" shall have the meaning set forth in
Section 1.6(b)(iii) of this Agreement.

         10.52 "Exchange Act" shall have the meaning set forth in Section 3.3 of this Agreement.

         10.53 "Excluded Assets" shall have the meaning set forth in Sections 1.1(b) of this Agreement.

         10.54 "Exclusivity Period" shall have the meaning set forth in Section
4.8 (a) of this Agreement.

         10.55 "Exclusivity Provision" shall have the meaning set forth in
Section 4.8 (b) of this Agreement.

         10.56 "Executive Employment Agreements" shall have the meaning set forth in Section 1.8 of this Agreement.

         10.57 "Executive Severance Payments" shall have the meaning set forth in Section 1.8 of this Agreement.

         10.58 "Facilities" shall have the meaning set forth in Section 1.2(b)(vii) of this Agreement.

         10.59 "Filing Date" shall have the meaning set forth in the first recital of this Agreement.

         10.60 "Final Closing Amounts Certificate" shall have the meaning set forth in Section 1.6(a) of this Agreement.

         10.61 "Final Inventory Certificate" shall have the meaning set forth in
Section 1.6A(a) of this Agreement.

         10.62 "Final Quality Inventory Amount" shall have the meaning set forth in Section 1.6(c)(v) of this Agreement.

         10.63 "Financial Statements" shall have the meaning set forth in
Section 2.4(a) of this Agreement.

         10.64 "Foreign Entities" shall have the meaning set forth in the first paragraph of this Agreement.

         10.65 "Foreign Entities Audit" shall have the meaning set forth in
Section 2.4(a) of this Agreement.

         10.66 "Foreign Entity Inter-Company Payables" shall have the meaning set forth in Section 1.4(b)(iv) of this Agreement.

         10.67 "Foreign Entity Inter-Company Receivables" shall have the meaning set forth in Section 1.4(b)(iv) of this Agreement.

         10.68 "Foreign Entity Net Current Assets" shall have the meaning set forth in Section 1.4(b)(iv) of this Agreement.

         10.69 "FTC" shall have the meaning set forth in Section 4.3 of this Agreement.

         10.70 "Governmental Entity" shall have the meaning set forth in Section 1.1(a)(vii) of this Agreement.

         10.71 "Hazardous Substances" shall have the meaning set forth in
Section 1.5(f)(ii) of this Agreement.

         10.72 "Imputed Inventory Value" shall mean, at the Sellers' option, with respect to relevant items of raw material, either (a) the lower of current fair market value or the cost of acquisition of items of raw material, or (b) 88.5% of the cost of acquisition of items of raw material. The Seller shall choose a single option described above as to all relevant items.

         10.73 "Included Current Assets" shall have the meaning set forth in
Section 1.1(a)(x) of this Agreement.

         10.74 "Included Receivables" shall have the meaning set forth in
Section 1.1(a)(ix) of this Agreement.

         10.75 "Indemnification Termination Date" shall have the meaning set forth in Section 8.8 of this Agreement.

         10.76 "Indemnity Escrow Amount" shall have the meaning set forth in
Section 1.4(c)(iii) of this Agreement.

         10.77 "Initial Bidder" shall mean MSL Midwest Operations, Inc.

         10.78 "Intellectual Property" shall have the meaning set forth in
Section 1.1(a)(iii) of this Agreement.

         10.79 "Intellectual Property Listing" shall have the meaning set forth in Section 1.1(a)(iii) of this Agreement.

         10.80 "Inventory" shall have the meaning set forth in Section 1.1(a)(1) of this Agreement.

         10.81 "Inventory Adjustment Amount" shall have the meaning set forth in
Section 1.6A(b) of this Agreement.

         10.82 "Inventory Certificate" shall have the meaning set forth in
Section 1.6A(a) of this Agreement.

         10.83 "Inventory Escrow Amount" shall have the meaning set forth in
Section 1.4(c)(iv) of this Agreement.

         10.84 "Leased Real Property" shall have the meaning set forth in
Section 1.1(a)(iv) of this Agreement.

         10.85 "Leases" shall have the meaning set forth in Section 2.14 of this Agreement.

         10.86 "Liquidated Damages Amount" shall have the meaning set forth in
Section 7.2 of this Agreement.

         10.87 "Malaysian Loan" shall have the meaning set forth in Section 2.4(b) of this Agreement.

         10.88 "Material Adverse Effect" shall mean any change or effect that is or is reasonably likely to be material and adverse to (i) the Acquired Assets and Assumed Liabilities, taken as a whole or (ii) the ability of the Sellers to transfer to the Buyer the Acquired Assets or the Assigned Contracts and Leases, in each case other than any change or effect arising out of (a) any change in the economy of the United States or the other markets in which the Sellers or the Subsidiaries operate, or generally in the industry in which the Sellers or the Subsidiaries operate, (b) the loss of customers as disclosed in the Public Filings, or (c) this Agreement or the transactions contemplated hereby, including filing the Chapter 11 Cases and the events and circumstances that result therefrom, or the announcement or pendency of any of the actions contemplated by this clause (c).

         10.89 "MCMS" shall have the meaning set forth in the first paragraph of this Agreement.

         10.90 "MCMS Asia Pacific" shall have the meaning set forth in Section
2.11 of this Agreement.

         10.91 "MCMS China" shall have the meaning set forth in the first paragraph of this Agreement.

         10.92 "MCMS Customer Services" shall have the meaning set forth in the first paragraph of this Agreement.

         10.93 "MCMS Holdings" shall have the meaning set forth in the first recital of this Agreement.

         10.94 "MCMS International" shall have the meaning set forth in the first paragraph of this Agreement.

         10.95 "MCMS Malaysia" shall have the meaning set forth in the first paragraph of this Agreement.

         10.96 "MCMS Mexico" shall have the meaning set forth in Section 2.11 of this Agreement.

         10.97 "MCMS Plan" shall have the meaning set forth in Section 1.8 of this Agreement.

         10.98 "MCMS Singapore" shall have the meaning set forth in Section 2.11 of this Agreement.

         10.99 "Mexican Entities" shall have the meaning set forth in Section 1.1(b)(iv) of this Agreement.

         10.100 "Multiemployer Plan" shall have the meaning set forth in Section 1.2(b)(xi) of this Agreement.

         10.101 "Net Working Capital" shall have the meaning set forth in
Section 1.6(b)(ii)(B) of this Agreement.

         10.102 "Net Working Capital Target" shall have the meaning set forth in
Section 1.4(b)(ii) of this Agreement.

         10.103 "Neutral Auditor" shall have the meaning set forth in Section 1.6(a) of this Agreement.

         10.104 "Nokia" shall have the meaning set forth in Section 1.1(a)(i)(B) of this Agreement.

         10.105 "Nokia Inventory" shall have the meaning set forth in Section 1.1(a)(i)(B) of this Agreement.

         10.106 "Non-Quality Inventory" shall have the meaning set forth in
Section 1.1(a)(i)(B) of this Agreement.

         10.107 "Obsolete Inventory" shall mean Inventory which (a) is not supported by or subject to use under either (i) valid customer purchase orders which are Assigned Contracts and

Leases placed with the Sellers or Foreign Entities prior to the Closing; or (ii) to be manufactured based upon demand forecasts supplied prior to Closing by customers that are party to contracts that are Assigned Contracts and Leases or otherwise have previously established an ongoing customer relationship with the Sellers or Foreign Entities; and (b) which customers are not bound under Assigned Contracts and Leases to purchase from the Buyer at not less than the cost thereof. "Obsolete Inventory" is neither Quality Inventory nor Non-Quality Inventory.

         10.108 "OIRR" shall have the meaning set forth in Section 4.5 of this Agreement.

         10.109 "180 Day Anniversary" shall have the meaning set forth in
Section 1.6A(a) of this Agreement.

         10.110 "Other Inventory" shall have the meaning set forth in Section 4.17(b) of this Agreement.

         10.111 "Owned Real Property" shall have the meaning set forth in
Section 1.1(a)(v) of this Agreement.

         10.112 "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

         10.113 "Permits" shall have the meaning set forth in Section 1.1(a)(vii)of this Agreement.

         10.114 "Plan Escrow Amount" shall have the meaning set forth in Section 1.4(c)(ii) of this Agreement.

         10.115 "Post-Closing Tax Period" shall have the meaning set forth in
Section 6.6(b) of this Agreement.

         10.116 "Pre-Closing Tax Period" shall have the meaning set forth in
Section 6.6(b) of this Agreement.

         10.117 "Preliminary Purchase Price" shall have the meaning set forth in
Section 1.3(a) of this Agreement.

         10.118 "Prior Agreement" shall mean the Asset Purchase Agreement among the Sellers, other subsidiaries of MCMS and the Initial Bidder dated September 18, 2001.

         10.119 "Provision Motion" shall have the meaning set forth in Section 4.4(a) of this Agreement.

         10.120 "Provision Order" shall have the meaning set forth in Section 4.4(a) of this Agreement.

         10.121 "Public Filings" shall have the meaning set forth in Section 2.4(c) of this Agreement.

         10.122 "Purchase Price" shall have the meaning set forth in Section 1.3(a) of this Agreement.

         10.123 "Purchase Price Adjustment Amount" shall have the meaning set forth in Section 1.6(b) of this Agreement.

         10.124 "Purchase Price Adjustment Wire" shall have the meaning set forth in Section 1.6(c)(i)(B) of this Agreement.

         10.125 "Quality Inventory" shall have the meaning set forth in Section 1.4(b)(iii) of this Agreement.

         10.126 "Retained Liabilities" shall have the meaning set forth in
Section 1.2(b) of this Agreement.

         10.127 "Retained Receivables" shall have the meaning set forth in
Section 1.1(b)(iv) of this Agreement.

         10.128 "Retention Plan" shall have the meaning set forth in Section 1.8 of this Agreement.

         10.129 "Retention Plan Payment" shall have the meaning set forth in
Section 1.8 of this Agreement.

         10.130 "Returned Inventory" shall have the meaning set forth in Section 1.6A(d) of this Agreement.

         10.131 "Schedules" shall have the meaning set forth in the first paragraph of Article II hereof.

         10.132 "Security Interest" shall have the meaning set forth in Section
2.5 of this Agreement.

         10.133 "Sellers" shall have the meaning set forth in the first paragraph of this Agreement.

         10.134 "Subsidiary" shall have the meaning set forth in Section 2.1 of this Agreement.

         10.135 "Threshold" shall have the meaning set forth in Section 8.3 of this Agreement.

         10.136 "Title Policy" shall have the meaning set forth in Section 5.1(p) of this Agreement.

         10.137 "U.S. Entities" shall have the meaning set forth in the first recital of this Agreement.

         10.138 "U.S. GAAP" shall have the meaning set forth in Section 2.4(a) of this Agreement.

         10.139 "Value" shall have the meaning set forth in Section 1.3(a) of this Agreement.

         10.140 "Work in Process" shall have the meaning set forth in Section 2.4(b)(vi) of this Agreement.


                            [Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        PLEXUS CORP.



                                        By:      /s/ Lisa M. Kelley



                                        Title:   VP - Mergers and Acquisitions

































                  (Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                        MCMS, Inc.



                                        By:      Chris Anton

                                        Title:   Executive VP Finance & CFO



                                        MCMS Customer Services, Inc.



                                        By:      Chris Anton

                                        Title:   President



                                        MCMS International, B.V.



                                        By:      Chris Anton

                                        Title:   Director









                  (Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



                                        MCMS Electronics (Xiamen) Co., Ltd.


                                        By:      Chris Anton

                                        Title:   Director


                                        M.C.M.S. Sdn. Bhd.

                                        By:      Chris Anton

                                        Title:   Director



























                  (Signature Page to Asset Purchase Agreement)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A - Form of Approval Order

Schedule 1.1(a)(ii) - Fixed Asset Property Listing

Schedule 1.1(a)(iii) - Intellectual Property Listing

Schedule 1.1(a)(iv)(A) - Assigned Contracts and Leases

Schedule 1.1(a)(iv)(B) - Contracts and Leases not to be Assigned

Schedule 1.1(a)(v) - Owned Real Property

Schedule 1.1(a)(ix) - Mexico Current Assets

Schedule 1.1(a)(x) - Included Current Assets

Schedule 1.1(b)(ix) - Retained Litigation

Schedule 1.1(b)(xviii) - Excluded Assets

Schedule 1.3A - Severance Adjustment

Schedule 1.3B - Further Severance Adjustment

Schedule 1.4(b)(ii) - Certain Actions to be Taken

Schedule 1.8 - Executive Employment Agreements

Schedule 2.1 - Organizational Chart

Schedule 2.3 - Non-Contravention (as to Sellers)

Schedule 2.4(b) - Financial Statements; Absence of Certain Changes

Schedule 2.5 - Ownership and Condition of Assets

Schedule 2.6(a) - Intellectual Property Disclosures

Schedule 2.6(b) - Complaints re: Intellectual Property

Schedule 2.7 - Assigned Contracts and Leases Disclosures

Schedule 2.8 - Litigation

Schedule 2.9 - Legal Compliance

Schedule 2.10 - Customers and Suppliers

Schedule 2.11(A) - Subsidiary Ownership

Schedule 2.11(B) - Subsidiary Ownership

Schedule 2.13 - Owned Real Property Disclosures

Schedule 2.14 - Lease Disclosures

Schedule 2.15 - Environmental

Schedule 2.16 - Permits

Schedule 3.3 - Non-Contravention (as to Buyer)

Schedule 4.9 - Customer to be Approached

Schedule 4.13 - Continuing Employees

Schedule 5.1(k) - Legal Opinions

Schedule 5.1(l) - Key Customers












                                      -2-